Exhibit 2.1

AMENDED AND RESTATED

STOCK PURCHASE AGREEMENT

AMONG

FLEETWOOD ENTERPRISES, INC.,

FLEETWOOD HOLDINGS, INC.,

FTCA, LLC

AND

FTCA REAL ESTATE, LLC

DATED

MAY 12, 2008

Execution Copy

i

ii

iii

AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

This Amended and Restated Stock Purchase Agreement (as amended from time to time, this “Agreement”) is entered into effective as of May 12, 2008, by and among FTCA, LLC, a Delaware limited liability company (the “Buyer”), FTCA Real Estate, LLC (the “Real Property Buyer”), Fleetwood Holdings, Inc., a Delaware corporation (the “Seller”), and Fleetwood Enterprises, Inc., a Delaware corporation (the “Parent”).  The Seller and the Parent are sometimes referred to collectively herein as the “Seller Parties.”  The Buyer and the Real Property Buyer are sometimes referred to collectively herein as the “Buyer Parties.”  The Buyer Parties and the Seller Parties are sometimes referred to collectively herein as the “Parties.”

WITNESSETH:

WHEREAS, the Parent owns all of the outstanding capital stock of the Seller, and the Seller owns all of the outstanding capital stock of Fleetwood Folding Trailers, Inc., a Delaware corporation (the “Company”), consisting of 1,000 shares of common stock, par value $1.00 per share (the “Shares”);

WHEREAS, the Company is currently engaged in the manufacture and sale of folding camping trailers and parts and services with respect to folding camping trailers and travel trailers, and previously the Company was engaged in the manufacture and sale of travel trailers (collectively, the “Business”);

WHEREAS, the Buyer and the Seller Parties have previously entered into that certain Stock Purchase Agreement dated as of April 28, 2008 (the “Original Agreement”), pursuant to which the Buyer has agreed, among other things, to purchase the Shares from the Seller;

WHEREAS, pursuant to Section 5.23 of the Original Agreement, the Buyer and the Seller Parties agreed to amend the Original Agreement after the execution thereof to provide for the sale by the Company of the Owned Real Property (as defined herein) to an Affiliate (as defined herein) of the Buyer immediately prior to the Closing (as defined herein) pursuant to a separate agreement between such Affiliate and the Company, and to join such Affiliate as a party to the Original Agreement for all purposes;

WHEREAS, the Real Property Buyer is an Affiliate of the Buyer; and

WHEREAS, the Parties desire to amend and restate the Original Agreement as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Acquisition Proposal” has the meaning set forth in Section 5.8(b).

“Acquisition Transaction” has the meaning set forth in Section 5.8(a).

“Adjusted Closing Balance Sheet” has the meaning set forth in Section 2.3(a).

“Adjusted Interim Balance Sheet” has the meaning set forth in Section 3.9(b).

“Adjustment Report” has the meaning set forth in Section 2.3(b).

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of a Person whether by voting power, Contract or otherwise.

“Aggregate Purchase Price” has the meaning set forth in Section 2.2.

“Agreement” has the meaning set forth in the first paragraph hereof.

“Ancillary Agreements” means the License Agreement, the Real Property Purchase Agreement and each and every other Contract or instrument contemplated hereby.

“Appurtenances” means all privileges, rights (including, without limitation, all oil, mineral and other subsurface rights, development rights, air rights and water rights), easements, hereditaments and appurtenances belonging to or for the benefit of the land, including all easements appurtenant to and for the benefit of any land (a “Dominant Parcel”) for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

“Assumed Benefit Plans” has the meaning set forth in Section 3.16(a).

“Assumed Liabilities” has the meaning set forth in Section 5.7.

“Bargaining Unit Employees” shall have the meaning set forth in Section 5.15.

“Basket Amount” has the meaning set forth in Section 9.4(a).

“Business” has the meaning set forth in the preamble to this Agreement.

“Business Day” means any day other than (a) any Saturday or Sunday or (b) any other day on which banks in New York, New York are permitted or required to be closed.

“Business Records” means the stock record books, minute books, direct customer or direct distributor lists, and other information to the extent related to the operation of the Business which is in the possession of or available to the Seller.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Fundamental Reps” means the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.5, 4.7, 4.8 and 4.10 of this Agreement.

“Buyer Indemnified Persons” has the meaning set forth in Section 9.2.

“Buyer Parties” has the meaning set forth in the first paragraph of this Agreement.

“CBA” shall have the meaning set forth in Section 5.15.

“Closing” has the meaning set forth in Section 2.5.

“Closing Balance Sheets” has the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.5.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Confidentiality Agreement” means that certain agreement between the Blackstreet Capital Advisors LLC and the Parent dated November 21, 2007.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contract” means any agreement, contract, lease, indenture, mortgage, instrument, security interest, guaranty, consensual obligation, promise or undertaking, including any renewals and amendments thereto (whether written or oral and whether express or implied).

“Copyrights” means United States and foreign registered copyrights, and pending applications to register the same.

“Current Assets” means the Company’s accounts receivable, inventory, prepaid expenses and all other current assets, as set forth on the Adjusted Interim Balance Sheet or the Adjusted Closing Balance Sheet, as the case may be; provided, however, that in no event shall any of the Excluded Assets be included in the calculation of Current Assets.

“Current Liabilities” means those of the Company’s liabilities that constitute accounts payable or accrued expenses, and all other current liabilities, as set forth on the Adjusted Interim Balance Sheet or the Adjusted Closing Balance Sheet, as the case may be; provided, however, that in no event shall any of the following Liabilities be included in the calculation of the Current Liabilities:  (a) Excluded Liabilities, (b) Warranty Claim Liabilities, (c) Roof Warranty Claim Liabilities, (d) Post-Retirement Benefit Plan Liabilities, (e) Pension Plan Liabilities, or (f) all fees and expenses incurred by the Company prior to Closing in connection with the transactions contemplated hereunder, which are required to be paid by the Seller Parties pursuant to Section 10.1.

“Damages” has the meaning set forth in Section 9.2.

“Disclosure Schedule” means the disclosure schedule relating to Article III hereof.

“Employee” means any person who, at the time of Closing, is employed by the Company.

“Employee Benefit Plan” means any “employee benefit plan,” as such term is defined in ERISA §3(3).

“Encumbrance” means any charge, claim, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Law” means any Law that is designed to minimize, prevent, punish or remedy the consequences of actions that damage or threaten the Environment or human health, as in effect from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Evaluation Material” has the meaning set forth in the Confidentiality Agreement.

“Excluded Assets” has the meaning set forth in Section 5.9(a).

“Excluded Liabilities” means any and all Liabilities relating to, arising from or in connection with (i) any Legal Proceedings pending against the Company, or any of its Affiliates relating to the Business, in a court of competent jurisdiction at the time of the Closing, except to the extent that Liability under such Legal Proceedings relates to or arises out of (A) any affirmative action of the Company or any of its Affiliates taken outside the Ordinary Course of Business after the Closing which increases the Liability under such Legal Proceedings or (B) the Company’s or any of its Affiliates’ failure to use commercially reasonable efforts to cooperate with a reasonable request of a Seller Party to take or refrain from taking an action at such Seller Party’s expense with respect to any such Legal Proceeding relating to roof warranties on the Products, (ii) any grants received by the Company from the Pennsylvania Department of Community and Economic Development including without limitation any repayment or reimbursement obligations of the Company in connection therewith, (iii) deferred compensation for John Green and Charles Sura, (iv) the reservation of space at the West Coast folding trailer dealer meeting at John Ascuaga’s Nugget Hotel in Reno, Nevada, (v) state and federal income taxes payable by the Company with respect to periods prior to the Closing, and (vi) the fact that the deed dated December 28, 1989, recorded in the Recorder’s Office of Somerset County, Pennsylvania at Volume 1078, at page 914 on December 29, 1989, and at Volume 1103, at page 302 on September 14, 1990, from The Coleman Company, Inc. and Coleman Holdings, Inc. to Coleman Recreation Vehicles, Inc., incorrectly reflects the conveyance to Coleman Recreation Vehicles, Inc. of a tract or parcel of land containing 0.586 acres, which tract or parcel is identified in that certain deed dated May 9, 1983, from Somerset County Development Council to The Coleman Company, Inc. recorded in the Recorder’s Office of Somerset County, Pennsylvania at Volume 904, at page 849 on June 21, 1983, on page 850 thereof as a tract or parcel of land containing 0.586 acres identified as “Parcel No. 3” conveyed pursuant to a certain deed dated April 26, 1980, by Somerset County Development Council to Somerset County Industrial Development Authority.

“Final Closing Balance Sheet” has the meaning set forth in Section 2.3(d).

“Final Net Working Capital” means the Net Working Capital as reflected on the Final Closing Balance Sheet.

“Final Net Working Capital Calculation” has the meaning set forth in Section 2.3(a).

“Final Roof Warranty Claim Liability Amount” means an amount equal to (i) $1,922,639 less (ii) the aggregate amount of costs actually incurred by the Company in respect of Roof Warranty Claim Liabilities during the period from March 24, 2008, to and including the Closing Date, as set forth in the Final Warranty Claim Liability Calculations finally determined pursuant to Section 2.3.

“Final Warranty Claim Liability Amount” means the amount of Warranty Claim Liabilities as reflected in the Final Closing Balance Sheet.

“Final Warranty Claim Liability Calculations” has the meaning set forth in Section 2.3(a).

“Financial Statements” has the meaning set forth in Section 3.9(a).

“GAAP” means U.S. generally accepted accounting principles as in effect from time to time, consistently applied.

“General Enforceability Exceptions” has the meaning set forth in Section 3.2.

“Governing Documents” means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws, (b) if a general partnership, the partnership agreement and any statement of partnership, (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership, (d) if a limited liability company, the articles of organization and operating agreement, (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person, (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person, and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization” means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

“Governmental Body” means any (a) nation, state, county, city, town, borough, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers), (d) multinational organization or body, (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or (f) official of any of the foregoing.

“Hazardous Material” means any substance, material or waste which is regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including but not limited to petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Improvements” means all buildings, structures, fixtures, fittings, equipment, appliances and improvements located on any land, including those under construction.

“Income Tax” means any federal, state, local, or foreign income tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not.

“Indemnification Cap” has the meaning set forth in Section 9.4(a).

“Indemnified Person” has the meaning set forth in Section 9.7(a).

“Indemnifying Person” has the meaning set forth in Section 9.7(a).

“Independent Accountants” has the meaning set forth in Section 2.3(c).

“Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets.

“Intellectual Property Rights” means all forms of rights to the Intellectual Property and all other proprietary information of the Company and any registrations relating to any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 3.9(a).

“Indebtedness” means at a particular time, without duplication, (i) any obligations under any indebtedness for borrowed money (including, without limitation, all obligations for principal, interest, premiums, penalties, fees, expenses, indemnities, breakage costs and bank overdrafts thereunder), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit, bonds or similar instruments), (iv) any indebtedness pursuant to a guarantee, (v) any indebtedness secured by a lien on a Person’s assets, (vi) all obligations for the deferred and unpaid purchase price of property or services; and (vii) all third party financial debt including all off-balance sheet debt (including, without limitation, obligations under sale-leasebacks and capital leases) and other interest bearing liabilities.

“Knowledge of the Buyer Parties” means the actual knowledge without independent investigation of Murry Gunty, Angel Donchev and Thomas Ripley.

“Knowledge of the Seller Parties” means the actual knowledge without independent investigation of Paul Eskritt, Boyd Plowman, Andrew Griffiths, James Smith, Kevin Ziance and Allan Reeping.

“Law” means any national, federal, regional, state or local law, statute, code, ordinance, rule or regulation of any Governmental Body, including any common law having the force or effect of law.

“Legal Proceeding” means any demands, charges, complaints, judicial, administrative or arbitral actions, suits, proceedings, arbitrations, hearings or claims of any kind (whether civil, criminal, administrative, investigative, informal or other, at law or in equity).

“Liabilities” means with respect to any Person, any liability, obligation, responsibility or expense of such Person of any kind, nature, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether based on common law or statute or arising under a Contract or otherwise, whether or not required in accordance with GAAP to be reflected on the balance sheet of such Person.

“License Agreement” has the meaning set forth in Section 2.6(f).

“Material Adverse Effect” means any effect or change that would be materially adverse to the business, financial condition or results of operations of the Company, taken as a whole, or to the ability of any Party to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any change, event, circumstance, development or effect arising from or relating to (a) general business or economic conditions, including such conditions related to the Business of the Company, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), or (d) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby or the disclosure of this Agreement or the transactions contemplated hereby.

“Material Contracts” has the meaning set forth in Section 3.15(a).

“Minimum Warranty Cost” shall mean an amount equal to $2,200,000.

“Net Working Capital” means the Current Assets minus the Current Liabilities.

“NHTSA” has the meaning set forth in Section 3.25.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Original Agreement” has the meaning set forth in the preamble to this Agreement.

“Owned Real Property” means all Real Property that is owned by the Company on the Closing Date, as listed in Section 3.13 of the Disclosure Schedule.

“Parent” has the meaning set forth in the first paragraph of this Agreement.

“Parties” has the meaning set forth in the first paragraph of this Agreement.

“Patent Rights” means United States and foreign patents, patent applications, continuations, continuations-in-part, divisions or reissues.

“Pension Plan Liabilities” means any and all Liabilities under the Company’s defined benefit pension plan.

“Permitted Encumbrances” means Permitted Personal Property Encumbrances and Permitted Real Property Encumbrances.

“Permitted Personal Property Encumbrances” has the meaning set forth in Section 3.14.

“Permitted Real Property Encumbrances” has the meaning set forth in Section 3.13.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

“Post-Retirement Benefit Plan Liabilities” means any and all Liabilities under the Company’s retiree medical plans.

“Potential Acquirer” has the meaning set forth in Section 5.8(b).

“Products” means the folding camping trailers and travel trailers manufactured and sold by the Company.

“Real Property Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Real Property Purchase Agreement” has the meaning set forth in Section 5.23.

“Real Property Purchase Price” means $7,000,000.

“Real Property” means land and all Appurtenances thereto and all Improvements thereon.

“Rebates” means all material dealer rebates, discounts or reimbursement programs or special terms or conditions.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Repurchase Liabilities” has the meaning set forth in Section 5.7.

“Required Consents” has the meaning set forth in Section 2.6(e).

“Roof Warranty Claim Liabilities” means any and all Liabilities for roof warranty claims arising in connection with the Business or the Products (including but not limited to claims relating to ABS tops, alumitite tops and aluminum type II tops produced prior to December 31, 2007), and any freight charges, replacement parts and installation costs relating to any of the foregoing to the extent covered by an applicable warranty.

“Schedules” means the Disclosure Schedule and all other schedules to this Agreement and any attachments thereto, as the same may be amended or supplemented from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Fundamental Reps” means the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.8, 3.12 (except Section 3.12(k)), 3.21 and 3.30 of this Agreement.

“Seller Indemnified Persons” has the meaning set forth in Section 9.3.

“Seller Parties” has the meaning set forth in the first paragraph of this Agreement.

“Seller Plans” has the meaning set forth in Section 3.16(a).

“Settlement Date” has the meaning set forth in Section 2.3(d).

“Share Purchase Price” has the meaning set forth in Section 2.2.

“Shares” has the meaning set forth in the preamble to this Agreement.

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Superior Transaction” has the meaning set forth in Section 5.8(b).

“Target Net Working Capital” means $9,266,500.

“Target Roof Warranty Claim Liability Amount” means $2,106,000.

“Target Warranty Claim Liability Amount” means $1,869,000.

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Third Party” means a Person that is not a Party.

“Third-Party Claim” means any claim against an Indemnified Person by a Third Party, whether or not involving a Legal Proceeding.

“Trade Secrets” means confidential ideas, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information that provides the owner with a competitive advantage and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Trademarks” means registered United States federal, state and foreign trademarks, service marks and trade names, and pending applications to register the foregoing.

“Transferred Intellectual Property” has the meaning set forth in Section 3.32(b).

“Unadjusted Closing Balance Sheet” has the meaning set forth in Section 2.3(a).

“Warranty Claim Liabilities” means any and all Liabilities for all warranty claims arising in connection with the Business or the Products, other than Roof Warranty Claim Liabilities.

“Warranty Payment Period” shall mean the thirty-six (36) month period commencing as of the Closing Date.

“Year-End Statements” has the meaning set forth in Section 3.9(a).

ARTICLE II

PURCHASE AND SALE OF COMPANY SHARES; CLOSING

Section 2.1            Purchase and Sale of Shares.  Upon and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, the Shares, on the Closing Date, for the consideration specified in Section 2.2.

Section 2.2            Aggregate Purchase Price; Share Purchase Price.

(a)           The purchase price payable by the Buyer for the purchase of the Shares (the “Share Purchase Price”) shall be an amount equal to $10,710,000 (as adjusted with respect to the Share Purchase Price in accordance with Section 2.4, the “Aggregate Purchase Price”), less the amount of the Real Property Purchase Price paid by the Real Property Buyer to the Company pursuant to the Real Property Purchase Agreement.  The Share Purchase Price shall be adjusted in accordance with Section 2.4 hereof.

(b)           At the Closing, the Buyer shall pay to the Seller, by wire transfer of immediately available funds to an account designated by the Parent, an amount equal to the Share Purchase Price.

Section 2.3       Closing Balance Sheets; Final Roof Warranty Claim Liability Amount Calculation.

(a)           As promptly as practicable after the Closing Date, but in no event later than thirty (30) days after the Closing Date, the Buyer shall provide to the Seller Parties (i) a balance sheet of the Company dated as of the Closing Date prepared (A) in accordance with GAAP, except for the omission of complete footnotes ordinarily required by GAAP and as otherwise described in the footnotes included in Section 3.9 of the Disclosure Schedule, and (B) consistent with the business practices, accounting principles and methodologies (including, but not limited to, all methods for calculating reserves for Warranty Claim Liabilities) reflected on and applied in the preparation of the Interim Balance Sheet (the “Unadjusted Closing Balance Sheet”), (ii) a balance sheet of the Company dated as of the Closing Date prepared (A) in accordance with GAAP, except for the omission of complete footnotes ordinarily required by GAAP and as otherwise described in the footnotes included in Section 3.9 of the Disclosure Schedule, and (B) consistent with the business practices, accounting principles and methodologies (including, but not limited to, all methods for calculating reserves for Warranty Claim Liabilities) reflected on and applied in the preparation of the Adjusted Interim Balance Sheet, including but not limited to the exclusion of all of the Excluded Assets and the Excluded Liabilities and the inclusion of adjustments made in accordance with the adjustments set forth on Section 3.9 of the Disclosure Schedule (the “Adjusted Closing Balance Sheet”, and together with the Unadjusted Closing Balance Sheet, the “Closing Balance Sheets”), (iii) a listing of all adjustments made to the Unadjusted Closing Balance Sheet, (iv) a calculation of the Final Net Working Capital (the “Final Net Working Capital Calculation”), and (v) a calculation (the “Final Warranty Claim Liability Calculations”) of each of (A) the Final Roof Warranty Claim Liability Amount and (B) the Final Warranty Claim Liability Amount.  During such thirty (30) day period, the Seller Parties shall cooperate with the Buyer in order to permit the Buyer to prepare promptly the Closing Balance Sheets, the Final Net Working Capital Calculation and the Final Warranty Claim Liability Calculations.  The Seller Parties acknowledge and agree that the Unadjusted Closing Balance Sheet shall be delivered pursuant to this Section 2.3(a) for use only in connection with the Seller Parties’ evaluation of the Adjusted Closing Balance Sheet, and in no event shall the Seller Parties have any of the rights set forth in Sections 2.3(b) or (c) or otherwise in this Agreement with respect thereto.

(b)           Within thirty (30) days after the date the Closing Balance Sheets, the Final Net Working Capital Calculation and the Final Warranty Claim Liability Calculations are delivered to the Seller Parties pursuant to Section 2.3(a), the Seller Parties shall complete their examination thereof and shall deliver to the Buyer either (i) a written acknowledgement accepting the Adjusted Closing Balance Sheet, the Final Net Working Capital Calculation and the Final Warranty Claim Liability Calculations; or (ii) a written report setting forth in reasonable detail (including, but not limited to, all supporting information and calculations) any aspect of the Adjusted Closing Balance Sheet, the Final Net Working Capital Calculation and the Final Warranty Claim Liability Calculations which the Seller Parties reasonably believe in good faith was not prepared in accordance with the terms and provisions of this Agreement or contains computational errors (the “Adjustment Report”).  If the Seller Parties fail to respond to the Buyer within such thirty (30) day period, the Seller Parties shall be deemed to have accepted and agreed to the Adjusted Closing Balance Sheet (including without limitation the preparation thereof and the results therein), the Final Net Working Capital Calculation and the Final Warranty Claim Liability Calculations as delivered pursuant to Section 2.3(a).  The Buyer shall provide to the Seller Parties access to the appropriate personnel of the Buyer and the Company and all such records, information and documentation as may be reasonably requested by the Seller Parties, and the Buyer and its Affiliates shall cooperate with the Seller Parties, in order to enable the Seller Parties to evaluate the Closing Balance Sheets, the Final Net Working Capital Calculation and the Final Warranty Claim Liability Calculations delivered by the Buyer pursuant to Section 2.3(a).  Similarly, the Seller Parties shall provide to the Buyer access to the appropriate personnel of the Seller Parties and all such records, information and documentation as may be reasonably requested by the Buyer, and the Seller Parties and their Affiliates shall cooperate with the Buyer, in order to enable the Buyer to evaluate any Adjustment Report delivered by the Seller Parties pursuant to Section 2.3(b).

(c)           In the event the Parties fail to agree on the Adjusted Closing Balance Sheet, the Final Net Working Capital Calculation or the Final Warranty Claim Liability Calculations within thirty (30) days after the Buyer receives the Adjustment Report, then the Parties agree that a mutually acceptable, nationally recognized independent accounting firm (the “Independent Accountants”) shall make the final determination as to the Adjusted Closing Balance Sheet, the Final Net Working Capital Calculation and the Final Warranty Claim Liability Calculations in light of the terms and provisions of this Agreement.  The Parties shall use their commercially reasonable efforts to select the Independent Accountants within ten (10) days after the expiration of such period and to cause the Independent Accountants to make their determination as soon as practicable, but in any event within sixty (60) days after submission to the Independent Accountants.  The decision of the Independent Accountants shall be final and binding on the Parties.  The Parties shall each pay one-half of the Independent Accountants’ fees and expenses in connection with this Section 2.3(c).

(d)           For purposes of this Agreement, the term “Final Closing Balance Sheet” shall mean the Adjusted Closing Balance Sheet delivered pursuant to Section 2.3(a), as adjusted, if at all, pursuant to this Section 2.3.  The date on which the Final Closing Balance Sheet, the Final Net Working Capital Calculation and the Final Warranty Claim Liability Calculations are finally determined pursuant to this Section 2.3 shall hereinafter be referred to as the “Settlement Date.”  In no event shall any Party have the right to dispute any aspect of the Final Closing Balance Sheet, the Final Net Working Capital Calculation or the Final Warranty Claim Liability Calculations after the Settlement Date.

(e)           Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 2.3 and Section 2.4 hereof, the Closing Balance Sheets shall be prepared, and the Final Net Working Capital shall be determined, as of the time on the Closing Date immediately prior to the consummation of the transactions contemplated by the Real Property Purchase Agreement, and neither such transactions nor the effect thereof on the Company shall be taken into account in connection with such preparation or determination or the purchase price adjustments set forth in Section 2.4.

Section 2.4            Share Purchase Price Adjustments.

(a)           If the Final Net Working Capital is less than the Target Net Working Capital, the aggregate amount by which the Target Net Working Capital exceeds the Final Net Working Capital shall be paid by the Seller to the Buyer.  If the Final Net Working Capital is greater than the Target Net Working Capital, the excess shall be paid by the Buyer to the Seller.

(b)           If the Final Warranty Claim Liability Amount is greater than the Target Warranty Claim Liability Amount, the aggregate amount by which the Final Warranty Claim Liability Amount exceeds the Target Warranty Claim Liability Amount shall be paid by the Seller to the Buyer.

(c)           If the Target Roof Warranty Claim Liability Amount is greater than the Final Roof Warranty Claim Liability Amount by more than $250,000, the following amount shall be paid by the Buyer to the Seller:  (i) the aggregate amount by which the Target Roof Warranty Claim Liability Amount exceeds the Final Roof Warranty Claim Liability Amount, less (ii) $250,000.

(d)           Any payment required pursuant to this Section 2.4 shall be deemed to be an adjustment to the Share Purchase Price, and the net amount of such payments shall be made by wire transfer of immediately available funds to an account designated by such recipient in writing on or before the date that is 180 days from the Closing Date.  Each of the Buyer and the Seller shall provide wire transfer instructions to the other for purposes of this Section 2.4(d) within ten (10) days from the Closing Date.

Section 2.5            Closing.  Subject to the satisfaction or waiver of all conditions set forth in Articles VI and VII, the closing of the purchase and sale of the Shares provided for in Section 2.1 (the “Closing”) shall take place at the offices of the Parent in Riverside, California on the earlier of May 12, 2008, or the date that is two (2) Business Days after all of the closing conditions set forth in Articles VI and VII have been satisfied (the “Closing Date”).

Section 2.6            Closing Obligations of the Seller Parties.  In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing the Seller Parties shall deliver to the Buyer Parties:

(a)           Original stock certificates representing all of the Shares, endorsed in blank or accompanied by duly executed assignment documents;

(b)           A certificate executed by each of the Seller Parties as to the compliance by the Seller Parties with Sections 6.1 and 6.2;

(c)           A certificate of the secretary of each of the Seller Parties certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of each of the Seller Parties, certifying and attaching all requisite resolutions or actions of the respective Party’s board of directors, if required, approving the execution and delivery of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and certifying to the incumbency and signatures of the officers of such Persons executing this Agreement and any of the Ancillary Agreements;

(d)           A reasonably current good standing certificate (or equivalent document) for the Company issued by the secretary of state of Delaware and in each state in which the Company is qualified to do business as a foreign corporation;

(e)           The Consents set forth on Schedule 2.6(e) (the “Required Consents”);

(f)           A Trademark License Agreement, in substantially the form of Exhibit A attached hereto (the “License Agreement”), executed by the Parent;

(g)           Resignations of all non-employee directors and non-employee officers of the Company; and

(h)           An instrument assigning the Transferred Intellectual Property to the Company in form and substance reasonably satisfactory to the Seller Parties and the Buyer.

Section 2.7            Closing Obligations of the Buyer Parties. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing the Buyer Parties shall deliver to the Seller Parties:

(a)           The Share Purchase Price, in accordance with Section 2.2;

(b)           A certificate executed by each of the Buyer Parties as to the compliance by the Buyer Parties with Sections 7.1 and 7.2;

(c)           A certificate of the secretary or manager of each of the Buyer Parties certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of each of the Buyer Parties, certifying and attaching all requisite resolutions or actions of the respective Buyer Party’s board of directors (or other governing body) approving the execution and delivery of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and certifying to the incumbency and signatures of the officers of such Persons executing this Agreement and any of the Ancillary Agreements; and

(d)           A duly executed License Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLER PARTIES

Except as set forth in the Disclosure Schedule, each of the Seller Parties represents and warrants, jointly and severally, to each of the Buyer Parties as of the date of the Original Agreement (and with respect to Section 3.2, as of the date of this Agreement) as follows:

Section 3.1            Organization and Good Standing.  Each of the Company and the Seller Parties is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases Real Property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Material Adverse Effect.

Section 3.2            Authorization of Agreement.  Each of the Seller Parties has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action on the part of each of the Seller Parties. This Agreement and each of the Ancillary Agreements has been duly and validly executed and delivered by each of the Seller Parties and (assuming the due authorization, execution and delivery by the Buyer Parties), this Agreement and each of the Ancillary Agreements constitutes the legal, valid and binding obligations of each of the Seller Parties, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity (the “General Enforceability Exceptions”).

Section 3.3            Ownership and Transfer of Shares.  The Seller is the legal and beneficial owner, and has good and marketable title to, the Shares, free and clear of any and all Encumbrances. Upon the consummation of the transactions contemplated by this Agreement, the Buyer will acquire good and marketable title to the Shares, free and clear of all Encumbrances.

Section 3.4            Capitalization.

(a)           The authorized capital stock of the Company consists of 1,000 shares of common stock. The Shares represent all of the issued and outstanding capital stock of the Company, all of which are held legally and beneficially by the Seller.  All of the Shares were duly authorized for issuance and are validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities Laws and any preemptive rights or rights of first refusal of any Person.

(b)           There is no existing option, warrant, call, right, subscription, obligation, Contract or other commitment obligating the Company to issue, directly or indirectly, any additional shares of capital stock or equity securities. There are no securities of the Company outstanding which upon conversion or exchange would require the issuance of any shares of capital stock of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock of the Company. Neither the Seller Parties nor the Company is a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the capital stock of the Company. There is no obligation, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or make any investment in any Person.

Section 3.5            Litigation.  There are no Orders or Legal Proceedings pending with respect to which the Company or either of the Seller Parties has been served or, to the Knowledge of the Seller Parties, threatened, that (a) would prevent the Seller Parties from entering into this Agreement or any of the Ancillary Agreements or consummating the transactions contemplated hereby or thereby, (b) question the legality, validity or enforceability of this Agreement or any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby, or (c) could, individually or in the aggregate, reasonably be expected to materially impair either of the Seller Parties’ ability to perform on a timely basis its obligations under this Agreement or any of the Ancillary Agreements.  There are no Orders or Legal Proceedings pending with respect to which the Company or either of the Seller Parties has been served or, to the Knowledge of the Seller Parties, threatened in writing against, related to or affecting the Company or the assets, liabilities or operations of the Company involving a claim against the Company.

Section 3.6            No Conflicts.  Except for such matters that would not prevent the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements, the execution and delivery by the Seller Parties of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby or thereby by the Seller Parties, will not:

(a)           Violate or conflict with any of the provisions of any Governing Document of the Seller Parties or the Company; or

(b)           Violate any Law or any valid and enforceable Order binding upon either of the Seller Parties or the Company, or by which any of the material assets of the Company may be bound, which, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect.

Section 3.7            Consents, Approvals and Filings.  The execution and delivery by the Seller Parties of this Agreement and each of the Ancillary Agreements does not, and the performance by the Seller Parties of their respective obligations hereunder and thereunder, and the consummation by the Seller Parties of the transactions contemplated hereby and thereby will not violate, result in a breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of any obligation under, create in any party the right to accelerate any obligation or terminate, modify or cancel, or require notice, consent or waiver under, any Contract or Governmental Authorization to which the Company is a party or by which the Company or any of its material assets and properties are bound which, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect.  No Consent is required by virtue of the execution hereof or any of the Ancillary Agreements by the Seller Parties or the consummation of the transactions contemplated hereby or thereby to avoid (a) a breach under any Contract or Order to which either of the Seller Parties or the Company is a party or to which any of their material assets are subject, or (b) the creation of an Encumbrance on the material assets of the Company pursuant to the terms of any Order.

Section 3.8            Subsidiaries.  The Company does not have any Subsidiaries and the Company does not directly or indirectly own or have any capital stock or other equity interest in any Person.

Section 3.9            Financial Statements.

(a)           Section 3.9 of the Disclosure Schedule sets forth the unaudited balance sheets of the Company as of April 30, 2006 and April 29, 2007, and the related unaudited statements of income for each of the fiscal years then ended (collectively, the “Year-End Statements”), and the unaudited balance sheet of the Company as of January 27, 2008 (the “Interim Balance Sheet”), and the related unaudited statement of income for the interim period then ended (collectively with the Interim Balance Sheet and the Year-End Statements, the “Financial Statements”).  The Financial Statements have been prepared from the accounting books and records of the Company and fairly present, in all material respects, the financial position as of the dates thereof and the results of the operations of the Company for the periods therein described, in each case in accordance with GAAP, except for the omission of complete footnotes ordinarily required by GAAP and as otherwise described in the footnotes included in Section 3.9 of the Disclosure Schedule.

(b)           Section 3.9 of the Disclosure Schedule sets forth (i) an adjusted balance sheet of the Company (the “Adjusted Interim Balance Sheet”) reflecting the Net Working Capital and the assets and Liabilities of the Company as of the date of the Interim Balance Sheet, specifically excluding all of the Excluded Assets and the Excluded Liabilities and making certain other adjustments to the Interim Balance Sheet, and (ii) a listing of all adjustments made to the Interim Balance Sheet in connection with the preparation of the Adjusted Interim Balance Sheet.  Except with respect to the exclusion of the Excluded Assets and the Excluded Liabilities, the omission of complete footnotes ordinarily required by GAAP and as otherwise described in the footnotes included in Section 3.9 of the Disclosure Schedule, the Adjusted Interim Balance Sheet has been prepared in accordance with GAAP and on a basis consistent with the accounting principles and methodologies (including, but not limited to, all methods for calculating reserves for Warranty Claim Liabilities) applied in the preparation of the Financial Statements.

(c)           Since April 30, 2006, there have been no material changes to any of the Company’s accounting policies and principles.

Section 3.10         No Undisclosed Liabilities; Indebtedness.

(a)           The Company has no material Liabilities of any kind not reflected in or reserved against in the Interim Balance Sheet, other than Liabilities incurred in the Ordinary Course of Business after the date of the Interim Balance Sheet.

(b)           The Company does not have any Indebtedness.

Section 3.11         Absence of Certain Developments.  Except as contemplated by this Agreement, since the date of the Interim Balance Sheet, there has been no event, change, occurrence or circumstance that has had or reasonably would be expected to have a Material Adverse Effect.

Section 3.12         Taxes.

(a)           All federal, state and other material Tax Returns required to be filed by or on behalf of the Seller Parties or the Company with respect to the Company have been duly filed on a timely basis (taking into account all valid extensions) and such Tax Returns are true, complete and correct in all material respects.

(b)           All Taxes shown to be payable on the federal, state and other material Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, other than Taxes that are being contested in good faith.

(c)           The Seller Parties and the Company, with respect to the Company, have withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all material information reporting and withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor or independent contractor of the Company.

(d)           Neither of the Seller Parties nor the Company have executed any waiver to extend, or to the Knowledge of the Seller Parties, otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Taxes imposed upon the Company for the taxable years prior to and including the most recent taxable year.

(e)           The Company is not a party to any joint venture, partnership or other arrangement that is required to be treated as a partnership for income Tax purposes.

(f)            The Company is not a party to any tax sharing agreement or arrangement, and is not a transferee or successor to any liability for Taxes, other than as a member of the Parent’s consolidated group.

(g)           There are no Encumbrances on any of the material assets of the Company with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that a Seller Party or the Company is contesting in good faith through appropriate proceedings and for which appropriate provisions have been made on the Financial Statements.

(h)           The Company does not have any actual or potential liability for any unpaid Tax obligation of any other taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company during a prior period), whether pursuant to Law or pursuant to any tax sharing agreement or otherwise, other than the Company.

(i)            The Company has not made or is not obligated to make any payment or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code or that are subject to any excise tax under Section 4999 of the Code.

(j)            The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)           Section 3.12(k) of the Disclosure Schedule sets for the amounts of any state or federal net operating loss carryover of the Company as reflected on the Tax Return for 2007.  The Seller Parties make no representation or warranty as to the effect of any results of operations or any other activities or actions subsequent to the period covered by the Tax Return for 2007.

Section 3.13         Owned Real Property.  Section 3.13 of the Disclosure Schedule sets forth a list of all Owned Real Property of the Company and the street address and legal description with respect to such Owned Real Property.  The Company owns the Owned Real Property in fee simple, free and clear of all Encumbrances, other than the Permitted Real Property Encumbrances, if any.  The Company does not lease any Real Property.  For purposes hereof, the term “Permitted Real Property Encumbrances” shall mean:

(a)           Statutory liens for current Taxes or other governmental charges with respect to the Owned Real Property not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or a Seller Party;

(b)           Landlord’s liens, or mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent;

(c)           Zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over the Owned Real Property;

(d)           Minor title defects, covenants, conditions, restrictions, easements and other similar matters affecting title to the Owned Real Property that do not materially impair the occupancy or use of the Owned Real Property for the purposes for which it is currently used in connection with the operation of the Business;

(e)           Matters that would be disclosed by a survey which do not materially impair the occupancy or use of the Owned Real Property for the purposes for which it is currently used in connection with the operation of the Business; and

(f)            Encumbrances set forth in Section 3.13 of the Disclosure Schedule.

Section 3.14         Personal Property.  The Company has good title to, or a valid leasehold interest in, the assets (other than Owned Real Property) reflected on the Interim Balance Sheet as assets of the Company, free and clear of all Encumbrances except for Permitted Personal Property Encumbrances.  “Permitted Personal Property Encumbrances” mean (a) Encumbrances set forth in Section 3.14 of the Disclosure Schedule, (b) mechanics’, carriers’, workmens’, repairmens’ or other like Encumbrances arising or incurred in the Ordinary Course of Business with respect to which there is no default on the part of the Company, (c) Encumbrances for Taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty, and (d) Encumbrances arising in the Ordinary Course of Business after the date of this Agreement.

Section 3.15         Material Contracts.

(a)           Section 3.15 of the Disclosure Schedule sets forth a list each of the following Contracts to which the Company is a party or pursuant to which goods are sold to or services are rendered to the Company (collectively, the “Material Contracts”):

(i)             Contracts with any stockholders or any current or former officer, director or employee of the Company or any Affiliate of the Company or a Seller Party;

(ii)            Contracts or collective bargaining agreements with any labor union or association representing any Employee;

(iii)           Contracts (regardless of when entered into) which provide for the sale, after the date of the Interim Balance Sheet, of any of the assets of the Company for consideration in excess of $20,000, other than the sale of products in the Ordinary Course of Business;

(iv)           Contracts, other than any dealer agreements, involving the future performance of services or the future delivery of goods or materials by or to the Company of an amount or value in excess of $20,000 per year;

(v)            Contracts containing covenants materially limiting the freedom of the Company to compete in any line of business or with any Person in any geographic area or market;

(vi)           Contracts, other than any dealer agreements, involving a retailer, distributor or sales representative that by their terms are not terminable by the Company at will or by giving notice of 90 days or less in either case without liability;

(vii)          Contracts containing any change-in-control, assignment, default or other similar provisions that may be implicated by the transactions contemplated by this Agreement;

(viii)         all written dealer agreements between the Company and any of its top twenty-five (25) dealers (in terms of the Company’s sales during the current fiscal year through the date of the Interim Balance Sheet based on the Company’s records); and

(ix)           Contracts to which any of the Seller Parties or any of their Affiliates (other than the Company) is a party that relate to any Assumed Liability.

(b)          The Seller Parties have made available to the Buyer true, correct and complete copies of each Material Contract which are not publicly available.  Neither the Company nor either of the Seller Parties has received written notice of any current material breach under any Material Contract by the Company and, to the Knowledge of the Seller Parties, no other party to any of the Material Contracts is in material default thereunder.  Each of the Material Contracts is a valid, binding and enforceable obligation of the Company, subject to the General Enforceability Exceptions.

Section 3.16         Employee Benefit Plans.

(a)           Section 3.16(a)(i) of the Disclosure Schedule sets forth a list of each Employee Benefit Plan and all stock purchase, stock option, severance, employment, change of control, bonus, incentive or deferred compensation benefit plans, agreements, programs or policies, whether or not subject to ERISA, sponsored by the Company or the Seller Parties and for which Employees are eligible immediately prior to the Closing (collectively, the “Seller Plans”).  Section 3.16(a)(ii) of the Disclosure Schedule lists those Seller Plans for which the obligations thereunder are to be assumed by the Buyer directly or indirectly through the purchase of the Shares as contemplated by this Agreement or otherwise (collectively, the “Assumed Benefit Plans”).  Copies of all of the Seller Plans which are not publicly available have been made available to the Buyer and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter or opinion letter, if applicable; (iii) any summary plan description; and (iv) for the three most recent years the Form 5500 (annual reports) and attached schedules.

(b)           All such Assumed Benefit Plans have been maintained, funded and administered in compliance in all material respects with all applicable Laws, including without limitation, ERISA and the Code.

(c)           No such Assumed Benefit Plans, or any trustee or administrator thereof nor any employee or any “fiduciary” has, to the Knowledge of the Seller Parties, engaged in any material breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could be subject to any such Assumed Benefit Plans or trustee or administrator thereof, or any party dealing with any such Assumed Benefit Plans, to a material tax or penalty on prohibited transactions imposed by Section 4975 of the Code.

(d)           No Assumed Benefit Plan is subject to Title IV of ERISA.

(e)           None of the Seller Parties has any obligation to contribute to any “multiemployer plan” within the meaning of Section 3(37) of ERISA for the benefit of the Company.

(f)            Each Assumed Benefit Plan intended to qualify under Section 401 of the Code has received a favorable determination letter, or is based on a prototype or mass submitted document which has received a favorable opinion letter, from the Internal Revenue Service that such Assumed Benefit Plan or prototype or mass submitted document is a qualified plan under Section 401(a) of the Code; the related trusts are exempt from tax under Section 501(a) of the Code; and, to the Knowledge of the Seller Parties, no facts or circumstances exist that would be reasonably likely to jeopardize the qualification of such Assumed Benefit Plan.

(g)           No Assumed Benefit Plan provides death or medical benefits, with respect to current or former employees of the Company, beyond their retirement or other termination of employment, other than coverage mandated by law.

(h)           There are no pending or anticipated material claims (other than ordinary claims for benefits), actions, suits, proceedings, hearings or investigations, and to the Knowledge of the Seller Parties, there are no threatened material claims, actions, suits, proceedings, hearings or investigations by, on behalf of, against or involving any of the Assumed Benefit Plans or any trusts related thereto.

(i)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (A) result in any payment (including, without limitation. severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of the Company under any Assumed Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Assumed Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefits that would reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the Company.

Section 3.17         Labor.

(a)           Section 3.17(a) of the Disclosure Schedule sets forth a list of the names, positions and rates of compensation of all full-time Employees whose total compensation for the fiscal year ended April 29, 2007, including incentive and bonus compensation, exceeded an amount equal to $50,000.  Section 3.17(a) of the Disclosure Schedule shows each such Employee’s name, position, status as exempt/non-exempt, base compensation rate and annual incentive and bonus opportunity for the fiscal year ended April 27, 2008.

(b)          Each of the Bargaining Unit Employees is eligible to participate in the Assumed Benefit Plans in accordance with the terms of each such plan.  No officer or manager included within the Employees has given written notice to the Company to terminate his or her employment with the Company.

(c)           Section 3.17(c) of the Disclosure Schedule identifies any labor contracts or collective bargaining agreements covering wages, hours or working conditions for any of the Employees, and no other collective bargaining agreement or union contract is currently being negotiated by Seller Parties or the Company with respect to the Employees.

(d)          To the Knowledge of the Seller Parties, there are no Legal Proceedings, including proceedings before the U.S. National Labor Relations Board, the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, the U.S. Department of Justice or the U.S. Occupational Health and Safety Administration, with respect to or relating to the terms and conditions of employment of the Employees.

(e)           The Company is not a party to, or otherwise bound by, any Order relating to Employees or employment practices.

(f)           The Company is not liable for any payment to any trust or other fund or to any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the Ordinary Course of Business).

(g)          Copies of the material written personnel manuals, handbooks, policies, rules or procedures applicable to any Employee have been made available to the Buyer.

Section 3.18         Compliance with Laws; Governmental Authorizations.

(a)           (i) The Company is in compliance in all material respects with all material Laws applicable to the Business or the operations of the Company, and (ii) neither the Seller Parties nor the Company have received any written notice of any violation of such material Laws.

(b)          To the Knowledge of the Seller Parties, (i) the Company currently has all material Governmental Authorizations which are required for the operation of the Business as presently conducted, (ii) the Company is not in material default or violation of any term, condition or provision of any such material Governmental Authorization, and (iii) there is no threatened termination, expiration, suspension, withdrawal or revocation of any of such material Governmental Authorization.

(c)  Each of the Buyer Parties acknowledges and agrees that this Section 3.18 shall not relate to environmental matters, it being the intent of the Parties that environmental matters shall be governed exclusively by Section 3.19.

Section 3.19         Environmental Matters.

(a)           The Company possesses all requisite Governmental Authorizations required under the Environmental Laws for the operation of the Business by the Company as currently conducted and those required for the current occupancy and use of the Owned Real Property, except such Governmental Authorizations as to which the failure to so possess would not reasonably be expected to have a Material Adverse Effect.  Each such Governmental Authorization is in full force and effect and, to the Knowledge of the Seller Parties, no violation, suspension or cancellation of any such Governmental Authorization is currently threatened.

(b)           The Business conducted by the Company is in compliance in all material respects with all applicable Environmental Laws and all material Governmental Authorizations required under Environmental Laws.  There is no pending or, to the Knowledge of the Seller Parties, threatened civil or criminal litigation, potentially responsible party notice letter, formal administrative proceeding, investigation, inquiry or information request by any Governmental Body, relating to any Environmental Law involving the Business as currently conducted by the Company.

(c)           To the Knowledge of the Seller Parties, there have been no Releases of any Hazardous Materials into the Environment that would cause the Company to incur material costs pursuant to Environmental Laws.

(d)           This Section 3.19 contains the sole and exclusive representations and warranties of either of the Seller Parties with respect to environmental or safety matters, including without limitation any matter arising under Environmental Laws, and no other representations or warranties in this Agreement shall be deemed to apply to any such matters.

Section 3.20         Inventory.  All inventory held by the Company is of a quality and quantity usable and, with respect to finished goods, salable, in the Ordinary Course of Business of the Company.  All of the inventory held by the Company is owned by the Company.  Inventory now on hand that was purchased after the date of Interim Balance Sheet was purchased in the Ordinary Course of Business of the Company at a cost not exceeding market prices prevailing at the time of purchase.

Section 3.21         Transactions with Affiliates.  Except as disclosed on Schedule 5.20, the Company is not party to, or otherwise bound by, any Contract with the Seller Parties or any of their Affiliates which will be in effect following Closing, and the Company will not, as of the Closing Date, have any Liabilities, contractual or otherwise, owed to or owing from, directly or indirectly, any Affiliate of the Company.

Section 3.22         Insurance.  Section 3.22 of the Disclosure Schedule sets forth a list of all insurance policies in force with respect to the Company’s assets and the Business, identifying the type of coverage, the coverage limit, the term thereof, and the annual premiums payable thereon.  All of such insurance policies are in full force and effect, and the Company is not in material default with respect to any of its obligations under any of such insurance policies.

Section 3.23         Business Records.  True, correct and complete copies of the Business Records have been made available to the Buyer, and such Business Records have been maintained in all material respects in accordance with applicable Laws. The minute books of the Company contain accurate and complete records in all material respects of all meetings of the stockholders, the Board of Directors or other governing bodies, and committees of the Board of Directors or such other governing bodies, of the Company for the last three (3) years, and no meeting of any such stockholders, Board of Directors, other governing body or committee has been held during the last three (3) years where corporate actions were authorized for which minutes or written consents have not been prepared and are not contained in such minute books. At the Closing, all of such Business Records will be in the possession of the Company or delivered to the Buyer.  The Company has a valid license to all accounting software currently utilized by the Company.

Section 3.24         Sufficiency of Assets.  The assets owned by the Company, as reflected on the Adjusted Interim Balance Sheet, constitute substantially all of the property and property rights used or necessary for the conduct of the Business in the manner now conducted (and currently planned by the Seller Parties to be conducted) in all material respects.

Section 3.25         NHTSA; Other Safety Standards.  Neither the Company nor either of the Seller Parties has received any notices or other correspondence from the National Highway Traffic Safety Administration (“NHTSA”) relating to the Products or the Business within the last three (3) years.  The Seller Parties and the Company are in compliance in all material respects with all NHTSA requirements, including but not limited to Federal Motor Vehicle Safety Standards currently in effect in connection with the manufacture of the Products.  All of the Products sold by the Company during the ten (10) year period immediately preceding the

Closing Date were, at the time of such sale, in compliance with all then-applicable Laws relating to safety standards, and all inventory currently owned by the Company constituting finished goods is in compliance with all currently applicable Laws relating to safety standards.

Section 3.26         Product Liability; Product Recalls.

(a)           To the Knowledge of the Seller Parties, all of the Products that have been sold by the Company prior to the date of this Agreement were, at the time of sale, merchantable, free from defects in material and workmanship, and suitable for the purpose for which they were sold.  Such Products have not been subject to any product recall (including any safety or NHTSA-related recall) during the ten (10) year period immediately preceding the Closing Date or to any service bulletin during the three (3) year period immediately preceding the Closing Date.  There is no Legal Proceeding pending with respect to which the Company or either of the Seller Parties has been served or, to the Knowledge of the Seller Parties, threatened in writing, involving any product liability or product recall involving any such Product.

(b)           The Financial Statements include an adequate reserve or an appropriate accrual, determined in accordance with GAAP, for all liability or potential liability resulting or arising from any product recall that has been initiated or breach of warranty claims that have been asserted in connection with the Products, in each case, as of the date of the Financial Statements.

Section 3.27         Warranties.  There are no oral or written warranties covering the Products which have been issued by the Company during the ten (10) year period immediately preceding the Closing Date other than as set forth and described in Section 3.27 of the Disclosure Schedule and any implied warranties that may be imposed by operation of law.

Section 3.28         Dealer Network.  The Company has provided the Buyer with a list of the Company’s top twenty (20) dealers in terms of the Company’s sales during the current fiscal year through the date of the Interim Balance Sheet, together with the sales made thereto for the two (2) preceding completed fiscal years.  None of such top twenty (20) dealers has indicated in writing to the Company that it has a current intention to cease carrying the Products.

Section 3.29         Accounts Payable and Rebates.  Substantially all accounts and notes payable and other payment obligations (including all Rebates) of the Company (a) were incurred in the Ordinary Course of Business in connection with bona fide transactions at arm’s length (i) with Third Parties or (ii) in transactions with the Seller Parties or their Affiliates entered into on a basis consistent with the Company’s customary practices, (b) have been paid in full when due, except for any such payables or other payment obligations not yet due or being disputed in good faith by the Seller Parties or the Company and reserved against or otherwise reflected in the Financial Statements, and (c) have been accrued for in the Financial Statements.  Section 3.29 of the Disclosure Schedule sets forth a description of all material Rebates which are currently in effect with respect to the Products.

Section 3.30 Financial Advisors.  Except for Insight Consulting LLC, no Person has acted, directly or indirectly, as a broker, finder, consultant or financial advisor for the Seller Parties or the Company in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from the Buyer Parties in respect thereof. The Parent shall be responsible for the payment of the compensation of Insight Consulting LLC.

Section 3.31         Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet represent bona fide obligations arising from sales made by the Company in the Ordinary Course of Business, and the reserves and allowances established by the Company with respect thereto are in accordance with the Company’s policies and procedures and are reasonable, taking into account current market conditions and the historical patterns of the Business.  The accounts receivable are believed to be collectible in the Ordinary Course of Business subject to the reserves and allowances reflected on the Interim Balance Sheet, and none of the accounts receivable are subject to discount.  The Company has not received any written notice from or on behalf of any account debtor asserting any defense to payment or right of setoff with respect to any of the accounts receivable.  No dispute with respect to any material amount or the validity of any accounts receivable is pending, except to the extent reflected on the Interim Balance Sheet.  The values at which accounts receivable are carried on the Financial Statements reflect the policies and past procedures of the Company, are consistent with past practice and are in accordance with GAAP, consistently applied.

Section 3.32         Intellectual Property.

(a)           Section 3.32(a) of the Disclosure Schedule contains a list of all Intellectual Property Rights, other than Trade Secrets and unregistered copyrights, owned by or licensed to the Company which are either registered or material to the conduct of the Business of the Company.  With respect to the Intellectual Property Rights set forth on Section 3.32(a) of the Disclosure Schedule, the Company either (i) owns the entire right, title and interest in and to all such Intellectual Property Rights, free and clear of all Encumbrances, or (ii) has a valid contractual right or license to use such Intellectual Property Rights in the conduct of the Business.

(b)           Section 3.32(b) of the Disclosure Schedule contains a list of all Intellectual Property to be transferred to the Company by the Parent in connection with the transactions contemplated by this Agreement (the “Transferred Intellectual Property”).

(c)           The Intellectual Property Rights set forth on Section 3.32(a) of the Disclosure Schedules and the Transferred Intellectual Property collectively constitute all of the Intellectual Property, other than Trade Secrets, unregistered copyrights, the trademarks licensed pursuant to the License Agreement and the “Driven to Explore” trademark, necessary to operate the Business as currently operated.

(d)           Section 3.32(d) of the Disclosure Schedule contains a list of all Software owned by the Company which is material to the conduct of the Business of the Company.

(e)           To the Knowledge of the Seller Parties (i) no infringement by the Company of any Intellectual Property of any other Person has occurred or resulted in any way from its conduct of the Business during the past five (5) years, and (ii) no written notice of a claim of any infringement of any Intellectual Property of any other Person has been received by the Company.

(f)            As of the date hereof, no Legal Proceedings are pending with respect to which the Company or either of the Seller Parties has been served or, to the Knowledge of the Seller Parties, threatened in writing against the Company which challenge the validity or ownership of any Intellectual Property Right set forth on Section 3.32(a) of the Disclosure Schedule or any Transferred Intellectual Property Right.

Section 3.33         No Other Representations or Warranties; Schedules.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULE), NEITHER THE SELLER PARTIES NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE SELLER PARTIES, THE COMPANY, THE BUSINESS, THE PRODUCTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS, AND THE SELLER PARTIES HEREBY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE SELLER PARTIES, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULE), THE SELLER PARTIES HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING, INCLUDING THAT INFORMATION INCLUDED IN THE VIRTUAL DATA ROOM HOSTED BY MERRILL CORPORATION) TO EITHER OF THE BUYER PARTIES OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO EITHER OF THE BUYER PARTIES BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF THE SELLER PARTIES OR THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES).  THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE HERETO SHALL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Each of the Buyer Parties hereby represents and warrants, jointly and severally, to each of the Seller Parties (with such representations and warranties effective as of (i) with respect to the Buyer, the date of the Original Agreement (and with respect to Section 4.2, effective as of the date of this Agreement), and (ii) with respect to the Real Property Buyer, the date of this Agreement) that:

Section 4.1            Organization and Good Standing.  Each of the Buyer Parties is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each of the Buyer Parties is duly qualified or authorized to do business as a foreign limited liability company and is in good standing under the laws of each jurisdiction in which it owns or leases Real Property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Material Adverse Effect.

Section 4.2            Authorization of Agreement.  Each of the Buyer Parties has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action on the part of each of the Buyer Parties.  This Agreement and each of the Ancillary Agreements has been duly and validly executed and delivered by each of the Buyer Parties and (assuming the due authorization, execution and delivery by the Seller Parties) this Agreement and each of the Ancillary Agreements constitutes the legal, valid and binding obligations of each of the Buyer Parties, enforceable against each of them in accordance with their respective terms, subject to the General Enforceability Exceptions.

Section 4.3            No Conflicts.  Except for such matters that would not prevent the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements, the execution and delivery by the Buyer Parties of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby or thereby by the Buyer Parties, will not:

(a)           Violate or conflict with any of the provisions of any Governing Document of either of the Buyer Parties;

(b)           Violate, conflict with, result in a breach or default under, cause termination of, create any right of termination under or any adverse change of rights under (including the acceleration of payments under), any term or condition of, or result in the creation of any Encumbrance pursuant to, any Contract or Governmental Authorization to which either of the Buyer Parties is a party, or by which either of the Buyer Parties or any of its material assets may be bound which, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect; or

(c)           Violate any Law or any valid and enforceable Order binding upon either of the Buyer Parties, or by which any of the material assets of either of the Buyer Parties may be bound, which, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect.

Section 4.4            Consents, Approvals and Filings.  Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Consent is required by virtue of the execution hereof by either of the Buyer Parties or the consummation of the transactions contemplated hereby or any of the Ancillary Agreements to avoid (a) a breach under any Contract or Order to which either of the Buyer Parties is a party or to which any of its material assets are subject, or (b) the creation of an Encumbrance on the material assets of either of the Buyer Parties pursuant to the terms of any Order.

Section 4.5            Investment Representations.

(a)           The Buyer understands and acknowledges that the Shares have not been registered under the Securities Act or the securities Laws of any other jurisdiction. The Buyer also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act and applicable state securities Laws based in part upon the Buyer’s representations contained in this Agreement.

(b)           The Buyer is acquiring the Shares for the Buyer’s own account for investment only, and not with a view towards their distribution.

(c)           The Buyer represents that it is an “Accredited Investor” within the meaning of Regulation D under the Securities Act.

(d)           Each of the Buyer Parties has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and the Seller Parties and has had the opportunity to review the Company’s operations and facilities.  Each of the Buyer Parties has also had the opportunity to ask questions of and receive answers from, the Company and the Seller Parties and their management.

Section 4.6            Litigation.  There are no Orders or Legal Proceedings pending or, to the Knowledge of the Buyer Parties, threatened that could reasonably be expected to prohibit, restrain or materially delay the ability of either of the Buyer Parties to enter into this Agreement or any of the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby.

Section 4.7            Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Buyer Parties in connection with the transactions contemplated by this Agreement, and no other Person is entitled to any fee or commission or like payment in respect thereof.

Section 4.8            Financing.  The Buyer Parties (a) have, and at the Closing will have, sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Aggregate Purchase Price and any expenses incurred by the Buyer Parties in connection with the transactions contemplated by this Agreement and the Real Property Purchase Agreement, (b) have, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform their respective obligations under this Agreement and the Real Property Purchase Agreement, and (c) have not incurred any obligation, commitment or restriction of any kind, which could reasonably be expected to impair or adversely affect such resources and capabilities.

Section 4.9            Condition of the Company and the Business.  Notwithstanding anything contained in this Agreement to the contrary, each of the Buyer Parties hereby acknowledges and agrees that neither of the Seller Parties or any other Person are making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Seller Parties in Article III.

Section 4.10         No Effects.  Buyer has no intention of making any changes with respect to the wages, hours or other terms or material conditions of employment of any Bargaining Unit Employee at or about the time of Closing, and the transactions contemplated by this Agreement shall have no effect (as such term is defined by applicable Law under the National Labor Relations Act) whatsoever on the wages, hours or other terms or material conditions of employment of any Bargaining Unit Employee.

Section 4.11         Environmental Reports.  Neither the Buyer, the Real Property Buyer, Blackstreet Capital Management, LLC nor any Affiliate of any thereof, nor, to the Knowledge of the Buyer Parties, any representative of any of the foregoing has received, reviewed or been made aware of any report, assessment or other evaluation relating to environmental matters relating to the Owned Real Property, whether in draft form or otherwise, except for the assessments and reports attached to Section 3.19(b) of the Disclosure Schedule.

ARTICLE V

COVENANTS

Section 5.1            Operations Pending Closing.  Prior to the Closing, except as otherwise contemplated by this Agreement, as required by applicable Law or as consented to in writing in advance by the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), the Seller Parties shall comply, and shall cause the Company to comply, with the following covenants:

(a)           Conduct the Business only in the Ordinary Course of Business;

(b)           Use its commercially reasonable efforts to preserve intact the Business, keep available the services of its officers, employees and agents and maintain its relations and goodwill with suppliers, dealers, customers, creditors, employees, agents and others having business relationships with it;

(c)           Not sell (other than sales of inventory in the Ordinary Course of Business), lease or otherwise dispose of (i) any Owned Real Property, or (ii) any other material assets of the Company;

(d)           Make no material changes in management personnel without prior consultation with the Buyer;

(e)           Maintain the Company’s assets in a state of repair and condition that complies with Law and is consistent with operation in the Ordinary Course of Business;

(f)            Comply in all material respects with all Law and contractual obligations applicable to the operations of the Business, and (other than in the Ordinary Course of Business) not enter into any material amendments or modifications to (i) any Governmental Authorizations applicable to the Company, or (ii) any Material Contracts;

(g)           Maintain all Business Records in the Ordinary Course of Business; and

(h)           Not mortgage, pledge or subject to Encumbrances any assets of the Company, except by incurring Permitted Encumbrances in the Ordinary Course of Business or pursuant to any arrangements existing on the date of this Agreement.

Section 5.2            Access.  Prior to the Closing and consistent with the Confidentiality Agreement and all applicable Law, the Seller Parties shall (a) provide the Buyer Parties and their authorized Representatives with such information as the Buyer Parties may from time to time reasonably request with respect to the Company and the Business, and (b) provide the Buyer Parties and their Representatives access, during regular business hours and upon reasonable notice, to the Business Records, offices, personnel, counsel and accountants of the Company as the Buyer Parties may from time to time reasonably request; provided, however, that (i) such access does not unreasonably interfere with the normal operations of the Seller Parties or the Company and (ii) all requests for access shall be directed to such person as the Parent may designate from time to time.  Any investigation shall be conducted in such a manner so as not to interfere unreasonably with the operation of the Business, and any Representative of the Buyer Parties shall, at all times while on any Company property, be accompanied by an employee or Representative of the Seller Parties or the Company.  Notwithstanding anything to the contrary in this Agreement, no such investigation shall be permitted to the extent that it would require the Seller Parties or the Company to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which either of the Seller Parties or the Company is bound. Notwithstanding anything to the contrary in this Agreement, prior to the Closing, neither of the Buyer Parties shall, without the prior written consent of the Parent, which may be withheld for any reason, contact any suppliers to, or customers or dealers of, the Company, any Seller Party or any Affiliate of any thereof with respect to the Company or the transactions contemplated hereunder.

Section 5.3            Consents.  Notwithstanding that it is solely the Seller Parties’ obligation to obtain from Third Parties all of the Required Consents, the Seller Parties and the Buyer Parties shall make good faith efforts, and cooperate with one another, (a) to execute any required novation, and secure all Required Consents, including the preparation and submission of all required filings in order to obtain the Required Consents, and all other consents required in order to enable the Seller Parties and the Buyer Parties to effect the transactions contemplated hereby in accordance with the terms and conditions hereof and (b) to effect all such registrations, filings and notices with or to Third Parties and Governmental Bodies, as may be reasonably required by or with respect to the Buyer Parties or the Seller Parties, respectively, in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

Section 5.4            Further Assurances; Notices.

(a)           Subject to the terms and conditions of this Agreement, each of the Buyer Parties and the Seller Parties shall use its commercially reasonable efforts to (i) take actions necessary and appropriate to consummate the transactions contemplated by this Agreement and each of the Ancillary Agreements and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement and each of the Ancillary Agreements.

(b)           Each Party hereto shall promptly notify the other Parties of:

(i) Any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements, except for any such requirements disclosed on Section 3.7 of the Disclosure Schedule;

(ii) Any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements received after the date hereof;

(iii) Any Legal Proceedings commenced or, to the best of its knowledge threatened against it, which relate to the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements; and

(iv) Any action, event or occurrence that constitutes a breach of any representation, warranty, covenant or agreement of it set forth in this Agreement or any of the Ancillary Agreements.

Section 5.5            Preservation of Records.

(a)           The Buyer Parties shall, and shall cause the Company to, preserve and keep the records held by them relating to the respective operations of the Company prior to the Closing for a period of seven (7) years from the Closing Date (or longer if required by applicable Law) and shall make such records and personnel available to the Seller Parties as may be reasonably requested by the Seller Parties in connection with, among other things, any insurance claims by, Legal Proceedings or Tax audits against or governmental investigations of the Seller Parties or the Buyer Parties or any of their Affiliates.

(b)           The Seller Parties shall, and shall cause their Affiliates to, preserve and keep the records held by them relating to the respective pre-Closing operations of the Business and the Company for a period of seven (7) years from the Closing Date (or longer if required by applicable Law) and shall make such records and personnel available to the Buyer Parties as may be reasonably requested by the Buyer Parties in connection with, among other things, any insurance claims by, Legal Proceedings or Tax audits against or governmental investigations of the Seller Parties or the Buyer Parties or any of their Affiliates.

Section 5.6            Publicity.  No Party hereto shall issue any press release, public announcement or other disclosure or comment to any Third Party other than employees of the Company and the Seller Parties concerning the existence or terms of this Agreement, any of the Ancillary Agreements or the transactions contemplated hereby or thereby without obtaining the prior written approval of the other Parties, which approval shall not be unreasonably withheld, delayed or conditioned, unless, in the judgment of such Party, disclosure is required by applicable Law or under the rules of any securities exchange on which the securities of such Party are listed, provided that, such Party shall use its commercially reasonable efforts consistent with applicable Law to consult with the other Party with respect to the text thereof.

Section 5.7            Assumed Liabilities.  Notwithstanding anything in this Agreement to the contrary, from and after the Closing, in addition to any and all Liabilities assumed by the Buyer Parties directly or indirectly through the purchase of the Shares or the Owned Real Property as contemplated by this Agreement or the Real Property Purchase Agreement, the Buyer Parties shall assume and be responsible for, and shall timely pay, perform and discharge or cause to be paid, performed and discharged, the following Liabilities of the Seller Parties or any Affiliate of any thereof other than the Company, whether arising before or after the Closing and whether relating to or arising out of events that occurred prior to or after the Closing (collectively, the “Assumed Liabilities”): (a) all Liabilities related to or arising under or in connection with any Environmental Law relating to the Business or any assets owned or operated by the Company at any time, (b) all Warranty Claim Liabilities and Roof Warranty Claim Liabilities, (c) all Liabilities for all notices or payments due to any Employee, and all notices, payments and assessments due to any Governmental Body pursuant to any applicable Law with respect to the employment, discharge or layoff of Employees by the Company or the Buyer or any Affiliate thereof on or after the Closing Date, including without limitation pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended, (d) all Liabilities under all of the Assumed Benefit Plans, including without limitation all Post-Retirement Benefit Plan Liabilities and Pension Plan Liabilities, (e) all Liabilities related to or arising in connection with the repurchase of any Products sold to any dealer of the Company in connection with the financing thereof by any financial institution or other Person (the “Repurchase Liabilities”), (f) all Liabilities related to or arising under or in connection with any Laws administered by NHTSA, including but not limited to Federal Motor Vehicle Safety Standards, or other applicable Laws relating to safety standards relating to the Business or the Products, (g) all Liabilities relating to or arising in connection with the manufacture or sale of travel trailers at the Company’s Somerset, Pennsylvania folding trailer plant; and (h) all Liabilities relating to or arising out of the Owned Real Property or the ownership thereof.  The Seller Parties and the Buyer shall cooperate to minimize the amount of the Repurchase Liabilities.  For the avoidance of doubt, the Parties acknowledge and agree that the provisions of this Section 5.7 shall not limit the rights of the Parties set forth in Sections 9.2 and 9.3 hereof, including, but not limited to, the right to collect and receive any payment of amounts properly due under Section 9.2 or 9.3 hereof.

Section 5.8            No Solicitation.

(a)           Until such time as this Agreement shall be terminated pursuant to Article VIII, no Seller Party shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with or provide any nonpublic information to, any Person (other than the Buyer Parties) relating to any purchase of the stock of the Company or all or a substantial portion of the assets of the Company (other than in the Ordinary Course of Business) (such purchase being referred to herein as an “Acquisition Transaction”).

(b)           Notwithstanding the provisions of Section 5.8(a) or any other provision of this Agreement, after complying with Section 5.8(c), any Seller Party may, in response to an unsolicited bona fide non-binding offer or proposal with respect to an Acquisition Transaction (an “Acquisition Proposal”) from a Person or group of Persons (a “Potential Acquirer”) that the Parent’s Board of Directors determines, in good faith and after consultation with and consideration of the views of its independent financial advisors and legal counsel, could lead to a Superior Transaction, furnish confidential or nonpublic information to, and engage in discussions and negotiate with, such Potential Acquirer.  For purposes of this Agreement, “Superior Transaction” means an Acquisition Transaction that the Parent’s Board of Directors determines, taking into account all legal, financial, regulatory and other aspects of the proposal, in its good faith judgment and after consultation with and consideration of the views of its independent financial advisors and legal counsel, (i) is reasonably likely to be consummated and (ii) would, if consummated, be more favorable to the Parent or the Parent’s stockholders than the transactions contemplated by this Agreement.

(c)           The Parent shall notify the Buyer Parties of the terms of any Acquisition Proposal within forty-eight (48) hours of receipt or awareness of the same by any executive officer of any of the Parent.

Section 5.9            Excluded Assets; Excluded Liabilities.

(a)           Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that the following assets of the Company, the Seller Parties or any Affiliate of any thereof (collectively, the “Excluded Assets”) are not a part of the transactions contemplated by this Agreement, and in no event shall either of the Buyer Parties, directly or indirectly (including without limitation through the Buyer’s ownership of the Shares or the Real Property Buyer’s ownership of the Owned Real Property), acquire any right, title or interest in or to any such Excluded Assets in connection therewith:  (i) the cash of the Company (other than petty cash, not to exceed $5,000); (ii) any intercompany balances of the Company; (iii) any Order or settlement made or entered in favor of the Company, any Seller Party or any Affiliate of any thereof in connection with any Legal Proceeding, including but not limited to with respect to any of the Excluded Liabilities; (iv) any asset relating to or arising out of any Legal Proceeding constituting an Excluded Liability; (v) the assets set forth on Schedule 5.9(a); and (vi) an amount equal to the Real Property Purchase Price.  Notwithstanding anything to the contrary contained in this Agreement, the Company shall have the right, and shall use commercially reasonable efforts, to transfer prior to Closing all right, title and interest in and to the Excluded Assets from the Company to one or more Persons designated by the Parent.

(b)           Each of the Buyer Parties acknowledges and agrees that the Company does not own the name “Fleetwood” or any derivation thereof or any related marks and that, as a result of the purchase of the Shares, except as expressly set forth in the License Agreement, neither of the Buyer Parties will acquire any ownership interest in or rights to use the name “Fleetwood” or any derivation thereof or any related marks.  Within thirty (30) days after the Closing, the Buyer shall take such actions as may be required to change the corporate name of the Company to a name that does not include “Fleetwood.”  The Seller shall be responsible for all filing fees required to be paid in connection with filing the Company’s change of name amendments in the state of its incorporation and in each other state in which it is qualified to transact business.

(c)           Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that the Excluded Liabilities are to be expressly retained either by the Seller Parties or one or more Affiliates thereof or by one or more Third Parties, and in no event shall either of the Buyer Parties be liable for any of the Excluded Liabilities as a result of the consummation of the transactions contemplated by this Agreement or the Real Property Purchase Agreement.

Section 5.10         Convention Space.  To the extent permitted under the contract or by the Recreation Vehicle Industry Association relating to space reserved at the national RV trade show in Louisville, Kentucky in November 2008, the Seller Parties agree to ensure that the Company is afforded, at no cost to the Buyer Parties or the Company, 2,000 square feet of space within the area the Seller Parties have reserved at the national RV trade show in Louisville, Kentucky in November 2008.

Section 5.11         Insurance.  The Parties acknowledge and agree that, as of Closing, any and all insurance policies maintained by the Company, the Seller Parties or any Affiliate of any thereof covering the Company or its operations shall no longer cover the Business, the Company or any of its operations, and that neither of the Buyer Parties shall obtain any rights in or under any such insurance policies.

Section 5.12         Litigation Support and Production of Witnesses.  After the Closing, each Party shall use reasonable efforts to provide assistance to the other Parties with respect to Legal Proceedings and to make available to the other, upon written request (i) such employees who have expertise or knowledge with respect to the Business, the Products, the Company or matters related to any of the foregoing involved in Legal Proceedings, for the purpose of consultation and/or as a witness; and (ii) its directors, officers, other employees and agents, as witnesses, in each case to the extent that the requesting Party believes any such Person may reasonably be useful or required in connection with any such Legal Proceedings in which the requesting Party may from time to time be involved.  The employing Party agrees that such Person shall be made available to the requesting Party upon reasonable notice to the same extent that such employing Party would have made such Person available if the Closing had not occurred.  The requesting Party agrees to cooperate with the employing Party in giving consideration to business demands of such Persons.  Notwithstanding anything to the contrary herein, with respect to any Legal Proceeding which is an Excluded Liability, all costs of litigation and any judgments rendered in connection therewith shall be the sole responsibility of the Seller Parties.

Section 5.13         Reimbursement.  Except to the extent otherwise contemplated by this Agreement, a Party providing Evaluation Material or consultant or witness services to the other Party under Section 5.12 shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements, travel expenses, and other out-of-pocket expenses (including the actual direct costs of employees providing consulting and expert witness services in connection with Legal Proceedings, but excluding direct and indirect costs of employees who provide Evaluation Material or are fact witnesses) as may be reasonably incurred in providing such Evaluation Material, consulting or witness services.

Section 5.14 Intercompany Accounts.  Other than amounts owed to the Company which are Excluded Assets, the Parties agree that all intercompany accounts between the Company, on the one hand, and any Seller Party or Affiliate of any Seller Party, on the other hand, shall be settled at or prior to the Closing in full by the Seller pursuant to a contribution of such amounts to capital and such intercompany accounts or indebtedness shall not be forgiven.  The Seller Parties expressly agree that the Company will not have, on the Closing Date, any intercompany indebtedness owing to any Seller Party or any Affiliate of any Seller Party or any negative cash or book balances of the Company.

Section 5.15         Bargaining Unit Employees.  The Buyer acknowledges based on information provided to it by the Seller Parties as follows:  (a) the United Steelworkers of America, AFL-CIO, on behalf of its Local Union No. 2632-17 (“USW”), is the exclusive bargaining representative of all production and maintenance employees and inspectors at the Company’s Somerset, Pennsylvania folding trailer plant (the “Bargaining Unit Employees”); and (b) the Company is a party to certain Agreement dated as of October 29, 2005, between USW and the Company (the “CBA”), which governs the terms and conditions of employment of the Bargaining Unit Employees.  To the fullest extent required by applicable Law, including but not limited to the National Labor Relations Act, following the consummation of the transactions contemplated by this Agreement, the Buyer shall cause the Company to continue to recognize and bargain with USW as the exclusive bargaining representative of the Bargaining Unit Employees and to comply in all respects with the terms and conditions of the CBA.  As soon as practicable after execution of this Agreement, the Buyer shall communicate to USW, in a manner reasonably satisfactory to the Parent, the substance of the representation and warranty set forth in Section 4.10 and the covenant set forth in this Section 5.15.

5.16        Notice of Breach.  In the event that any of Murry Gunty, Angel Donchev or Thomas Ripley has actual knowledge of any facts or circumstances that a reasonable person would recognize may serve as the basis for a claim by either of the Buyer Parties against either of the Seller Parties based upon a breach of the representation and warranty of the Seller Parties set forth in Section 3.10(a) hereof with respect to Liabilities not required in accordance with GAAP to be reflected on a balance sheet, the Buyer Parties shall promptly provide notice thereof to each of the Seller Parties, providing in reasonable detail a description of such facts and circumstances and such claim for breach.  After receipt of such notice, the Seller Parties shall have until the close of business on the last Business Day preceding the Closing Date to remedy such facts and circumstances such that they no longer serve as a basis for such a claim of breach.  In the event of such remedy, each of the Buyer Parties shall be deemed to have waived in full any breach of the representation and warranty of the Seller Parties set forth in Section 3.10(a) hereof with respect to Liabilities not required in accordance with GAAP to be reflected on a balance sheet based on such facts and circumstances and any failure to comply with the condition set forth in Section 6.1.

Section 5.17         Post-Closing Roof Warranty Claims.

(a)           In the event the Company incurs actual costs during the Warranty Payment Period in respect of Roof Warranty Claim Liabilities arising with respect to Products sold prior to the Closing in an aggregate amount exceeding the Minimum Warranty Cost, the Seller Parties shall pay to the Buyer an amount equal to fifty percent (50%) of the difference between (i) the aggregate amount of such costs actually incurred by the Company, and (ii) the Minimum Warranty Cost; provided, however, that in no event shall the aggregate amount required to be paid by Seller Parties pursuant to this Section 5.17 exceed $500,000.  The Seller Parties shall make payments owed pursuant to this Section 5.17 on a quarterly basis.  On or before the twentieth (20th) day of each calendar quarter hereunder, the Buyer shall provide a written report to the Seller Parties detailing the balance of reserves for Roof Warranty Claim Liabilities as reflected on the Company’s balance sheet as of the end of the immediately preceding calendar quarter, the amount and method of determination of costs actually incurred by the Company during such calendar quarter in respect of Roof Warranty Claim Liabilities arising with respect to Products sold prior to the Closing on a per claim basis (identifying the Products by serial number, model name and model year which are the subject of such Roof Warranty Claim Liabilities) and such other information as may be reasonably requested by the Seller Parties, and providing a calculation of any amounts owed by the Seller Parties with respect thereto pursuant to this Section 5.17.  Within thirty (30) days after receipt by the Seller Parties of any such report containing the information required above, the Seller Parties shall pay to the Buyer any amounts owed by the Seller Parties with respect to the calendar quarter to which such report relates.  Notwithstanding anything in this Agreement to the contrary, in no event shall either of the Seller Parties be obligated to pay any amounts pursuant to this Section 5.17 with respect to any notice provided by the Buyer pursuant to this Section 5.17 and received by the Seller Parties more than twenty (20) days after expiration of the Warranty Payment Period.

(b)           The Buyer shall cause the Company to keep complete and accurate books of account and records covering all transactions relating to Roof Warranty Claim Liabilities covered by Section 5.17(a), which books shall be kept for at least sixty (60) days after the later of (i) the expiration of the Warranty Payment Period or (ii) the date on which any inspection or audit pursuant to this Section 5.17(b) is completed with respect to the last report provided by Buyer pursuant to Section 5.17(a) and any overpayments in connection therewith are paid by Buyer pursuant to this Section 5.17(b), provided that the Seller Parties give notice pursuant to this Section 5.17(b) with respect to, such inspection or audit within thirty (30) days after their receipt of such report.  Each of the Seller Parties shall have the right from time to time, upon at least five (5) days prior written notice, to an inspection by an employee or consultant of the Seller Parties, or an independent auditor selected by the Seller Parties, for the purpose of verifying amounts owed by the Seller Parties pursuant to Section 5.17(a).  The Seller Parties will be required to have the audit performed during the Company’s normal business hours and in a manner that will not unreasonably interfere with the Company’s business.  The Buyer shall cause the Company to cooperate fully with the Seller Parties and their employee, consultant or auditor in connection with any such audit.  In the event any such audit reveals any overpayment by the Seller Parties, the Buyer shall immediately refund the full amount of such overpayment to the Seller Parties.  The costs of any such audit shall be paid by the Seller Parties, unless such audit reveals an overpayment by the Seller Parties of more than five percent (5%), in which case the costs of such audit shall be paid by the Buyer.  The results of any such audit performed by an independent auditor shall be final and binding on all of the Parties.

Section 5.18.  Roof Warranty Reserves.  Notwithstanding anything in this Agreement to the contrary, the Buyer hereby waives and absolutely and unconditionally releases and forever discharges (i) any and all rights it may have, whether pursuant to this Agreement or otherwise, to dispute any aspect of any calculation by the Company or the Seller Parties of any reserve for Roof Warranty Claim Liabilities, including but not limited to any reserve reflected on any of the Financial Statements or the Adjusted Closing Balance Sheet, and (ii) any breach of any of the representations and warranties set forth in this Agreement by either of the Seller Parties related to or arising in connection with any such calculation.

Section 5.19.  Certain Contracts.  The Parent hereby agrees that, subject to any applicable Contract or Law, for a period of six (6) months beginning on the Closing Date or such shorter period as the applicable Contract remains in effect, upon receipt of any written request from the Buyer, it shall use its best efforts to make available to the Company (or cause a third party to make available) for purchase, materials purchased by the Company in the Ordinary Course of Business prior to the Closing Date pursuant to Contracts to which the Parent or any Affiliate of the Parent is a party, which are in effect as of the Closing Date and relate to the Products, in quantities similar to the quantities purchased for the Company immediately prior to the Closing Date.  Notwithstanding anything in this Section 5.19 to the contrary, the Parent shall not be required (a) to incur any expense or Liability in connection with its obligations pursuant to the immediately preceding sentence, (b) to keep any such Contract in effect for any period of time, or (c) to provide (or cause to be provided) such materials at any particular price or on any particular terms.

Section 5.20.  Certain Contracts with Affiliates.  The Parent hereby agrees that, subject to any applicable Contract or Law, for a period of twenty-four (24) months beginning on the Closing Date or such shorter period as the applicable Affiliate is an Affiliate and provides such goods or services to other Affiliates of the Parent, upon receipt of any written request from the Buyer, the Parent shall use its best efforts to cause its Affiliates listed on Schedule 5.20 to provide goods and services to the Company similar to the goods and services provided to the Company by such Affiliate immediately prior to the Closing Date, on terms and conditions similar to those provided to other Affiliates of the Parent from time to time after the Closing Date.  Notwithstanding anything in this Section 5.20 to the contrary, the Parent shall not be required (a) to incur any expense or Liability in connection with its obligations pursuant to the immediately preceding sentence, or (b) to cause any such Affiliate to continue to provide any goods or services to any Affiliates of the Parent for any period of time.

Section 5.21         Use of Net Operating Loss.  Notwithstanding anything in this Agreement to the contrary, the Seller Parties shall have the right to use the amount of any state or federal net operating loss carryover of the Company existing as of Closing in connection with state and federal income taxes payable by the Company which constitute Excluded Liabilities and in connection with any taxes payable by the Company in connection with the transactions contemplated by the Real Property Purchase Agreement.

Section 5.22         Cooperation in Tax Matters.  The Parties shall use commercially reasonable efforts to cooperate with each other after the Closing with respect to Tax matters, including, but not limited to, with respect to the use by any Party or the Company of any state or federal net operating loss carryover of the Company existing as of Closing.  All actual out-of-pocket costs in connection with any actions taken pursuant to this Section 5.22 shall be paid or reimbursed by the Party benefiting from such actions.

Section 5.23.  Real Property Purchase Agreement.  Immediately prior to the Closing, the Real Property Buyer shall purchase from the Company, and the Seller Parties shall cause the Company to sell to the Real Property Buyer, all of the Company’s right, title and interest in and to the Owned Real Property pursuant to an Agreement of Sale and Purchase, in substantially the form of Exhibit B attached hereto (the “Real Property Purchase Agreement”).

Section 5.24.  Disclosure Schedule.  Each of the Buyer Parties acknowledges and agrees that the Disclosure Schedule dated as of April 28, 2008, as delivered by the Seller Parties to the Buyer in connection with the execution and delivery of the Original Agreement, as amended as set forth on Schedule 5.24, shall constitute the Disclosure Schedule to this Agreement for all purposes, and each of the Buyer Parties hereby acknowledges receipt thereof.  For purposes hereof, any reference within such Disclosure Schedule to the Original Agreement shall be deemed to be a reference to this Agreement.  For the avoidance of doubt, the representations and warranties set forth in Article III hereof (except Section 3.2) are made by the Seller Parties, and the representations and warranties set forth in Article IV hereof (except Section 4.2) are made by the Buyer, as of the date of the Original Agreement and not as of the date of this Agreement.

Section 5.25.  Insurance Policy.   The Buyer Parties shall use commercially reasonable efforts to add the Parent as an additional named insured on any insurance policy providing insurance coverage with respect to any of the Warranty Claim Liabilities or any of the Roof Warranty Claim Liabilities to the extent permitted by any lender to the Buyer.

ARTICLE VI

CONDITIONS PRECEDENT TO THE BUYER PARTIES’ OBLIGATION TO CLOSE

The Buyer Parties’ obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Buyer Parties, in whole or in part, to the extent permitted by applicable Law):

Section 6.1            Accuracy of Representations.  Subject to the provisions of Section 5.16, all of the Seller Parties’ representations and warranties in this Agreement shall have been accurate in all material respects (or, in the case of any representations and warranties qualified as to materiality, in all respects) as of the respective dates set forth in the preamble to Article III, and shall be accurate in all material respects (or, in the case of any representations and warranties qualified as to materiality, in all respects) as of the time of the Closing as if then made.

Section 6.2            Seller Parties’ Performance.  All of the covenants and obligations that the Seller Parties are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

Section 6.3            Additional Documents.  The Seller Parties shall have delivered, or caused to be delivered, to the Buyer Parties each of the documents, instruments and other items required to be delivered at the Closing pursuant to Section 2.6.

Section 6.4            No Proceedings.  Since the date of this Agreement, there shall not have been commenced or threatened against the Buyer Parties or any Affiliate thereof, any Legal Proceeding by a Governmental Body (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the transactions contemplated by this Agreement or any of the Ancillary Agreements or (b) that would have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

Section 6.5            No Injunctions.  There shall not be in effect any Law or any injunction or other Order that (a) prohibits the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

Section 6.6            Purchase of Owned Real Property.  The Real Property Buyer and the Company shall have consummated the transactions contemplated by the Real Property Purchase Agreement.

ARTICLE VII

CONDITIONS PRECEDENT TO THE SELLER PARTIES’ OBLIGATION TO CLOSE

The Seller Parties’ obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Seller Parties, in whole or in part, to the extent permitted by applicable Law):

Section 7.1            Accuracy of Representations.  All of the Buyer Parties’ representations and warranties in this Agreement shall have been accurate in all material respects (or, in the case of any representations and warranties qualified as to materiality, in all respects) as of the respective dates set forth in the preamble to Article IV, and shall be accurate in all material respects (or, in the case of any representations and warranties qualified as to materiality, in all respects) as of the time of the Closing as if then made.

Section 7.2            Buyer Parties’ Performance.  All of the covenants and obligations that either of the Buyer Parties is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects.

Section 7.3            Additional Documents.  The Buyer Parties shall have delivered, or caused to be delivered, to the Seller Parties each of the documents, instruments and other items required to be delivered at the Closing pursuant to Section 2.7.

Section 7.4            No Proceedings.  Since the date of this Agreement, there shall not have been commenced or threatened against the Seller Parties or any Affiliate thereof, any Legal Proceeding by a Governmental Body (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the transactions contemplated by this Agreement or any of the Ancillary Agreements or (b) that would have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

Section 7.5            No Injunctions.  There shall not be in effect any Law or any injunction or other Order that (a) prohibits the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

Section 7.6            Required Consents  Each of the Required Consents shall have been obtained and shall be in full force and effect, and the Company shall have satisfied all legal or contractual requirements relating to matters set forth on Schedule 7.6.

Section 7.7            Purchase of Owned Real Property.  The Real Property Buyer and the Company shall have consummated the transactions contemplated by the Real Property Purchase Agreement.

ARTICLE VIII

TERMINATION

Section 8.1            Termination Events.  By written notice given prior to the Closing (except as otherwise provided), subject to Section 8.2, this Agreement may be terminated as follows:

(a)           By either Buyer Party if a material breach of any provision of this Agreement has been committed by either of the Seller Parties and such breach has not been waived by the Buyer Parties;

(b)           By either Seller Party if a material breach of any provision of this Agreement has been committed by either of the Buyer Parties and such breach has not been waived by the Seller Parties;

(c)           By either Buyer Party if any condition in Article VI has not been satisfied by the Closing Date or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of either of the Buyer Parties to comply with its obligations under this Agreement), and the Buyer Parties have not waived such condition on or before such date;

(d)           By either Seller Party if any condition in Article VII has not been satisfied by the Closing Date or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of either of the Seller Parties to comply with its obligations under this Agreement), and the Seller Parties have not waived such condition on or before such date;

(e)           By mutual consent of the Buyer Parties and the Seller Parties;

(f)            By either Buyer Party if the Closing has not occurred on or before May 16, 2008, unless one of the Buyer Parties is in material breach of this Agreement;

(g)           By either Seller Party if the Closing has not occurred on or before May 16, 2008, unless one of the Seller Parties is in material breach of this Agreement;

(h)           By either Seller Party if any Person shall have made a bona fide offer for an Acquisition Transaction, provided that the Board of Directors of the Parent determines in good faith (i) that such Acquisition Transaction is a Superior Transaction and (ii) that, based upon the advice of counsel, failure to take such action would likely violate its fiduciary duties under applicable Law; provided however, that (i) not less than four (4) Business Days prior to such termination such Seller Party shall notify the Buyer Parties of its intention to terminate this Agreement pursuant to this Section 8.1(h), (ii) to the extent reasonably requested by the Buyer Parties, shall cause its financial and legal advisors to negotiate during such four (4) Business Day period with the Buyer Parties concerning adjustments in the terms and conditions of this Agreement as would enable the Seller Parties to proceed with the transactions contemplated hereby on adjusted terms, and (iii) if the Buyer Parties make a bona fide written offer of any such adjustments prior to the expiration of such four (4) Business Day period, and if the Board of Directors of the Parent still concludes in good faith that the transactions contemplated hereby, even on such adjusted terms, are not more favorable to the stockholders of the Parent than such other offer, a Seller Party shall have the right to terminate in accordance with this Section 8.1(h); or

(i)            By either Seller Party if either Buyer Party provides notice pursuant to Section 5.16 of any facts or circumstances that would serve as the basis for a claim by either Buyer Party against either of the Seller Parties, and the Seller Parties are unable or elect not to remedy such facts and circumstances in accordance with Section 5.16.

Section 8.2            Effect of Termination.  The exercise of a Party’s right of termination under Section 8.1 shall be in lieu of any other rights it may have under this Agreement or otherwise, and such exercise shall constitute an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all obligations of the Parties under this Agreement will terminate, except that the provisions of this Section 8.2 and Sections 10.1 and 10.13 shall survive; provided, however, that if this Agreement is terminated in accordance with Section 8.1(h), the Seller Parties shall pay to the Buyer Parties, by wire transfer of immediately available funds (i) a break-up fee equal to $350,000, and (ii) up to $500,000 of the Buyer Parties’ reasonable out-of-pocket transaction expenses actually incurred thereby related to the negotiation, execution and performance of this Agreement.

ARTICLE IX

INDEMNIFICATION; REMEDIES

Section 9.1            Survival.  All representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedule, the supplements or amendments to the Disclosure Schedule, the certificates delivered pursuant to Sections 2.6(b) and 2.7(b) and any of the other Ancillary Agreements shall survive the Closing and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, subject to Section 9.6. Each of the Buyer Parties shall be deemed to have waived in full any breach of the representation and warranty of the Seller Parties set forth in Section 3.10(a) hereof with respect to Liabilities not required in accordance with GAAP to be reflected on a balance sheet which is in the Knowledge of the Buyer Parties at the Closing and which is not disclosed to the Seller Parties in accordance with Section 5.16, and neither of the Buyer Parties shall have any rights with respect thereto pursuant to Section 9.2 or otherwise.

Section 9.2            Indemnification and Reimbursement by the Seller Parties.  Subject to the provisions of Section 9.1, each of the Seller Parties, jointly and severally, will indemnify and hold harmless each of the Buyer Parties, and their respective Representatives, shareholders, Subsidiaries and Affiliates (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, or expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses but excluding consequential and punitive damages and net of any insurance proceeds and payments from any other responsible parties), whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a)           Any breach of any representation or warranty made by any Seller Party in (i) this Agreement, (ii) the Disclosure Schedule, (iii) the supplements or amendments to the Disclosure Schedule, (iv) the certificate delivered pursuant to Section 2.6(b) (for this purpose, each such certificate will be deemed to have stated that the representations and warranties of the Seller Parties in this Agreement fulfill the requirements of Section 6.1 as of the Closing Date as if made on the Closing Date, giving effect to all supplements or amendments to the Disclosure Schedule through the Closing Date, unless the certificate expressly states that the matters disclosed in a supplement or amendment have caused a condition specified in Section 6.1 not to be satisfied) or any other certificate delivered by any Seller Party pursuant to this Agreement, or (v) any other Ancillary Agreement;

(b)           Any breach of any covenant or obligation of any Seller Party in this Agreement or any certificate delivered by any Seller Party pursuant to this Agreement, or in any other Ancillary Agreement; or

(c)           Any Excluded Liabilities.

Section 9.3            Indemnification and Reimbursement by the Buyer Parties.  Each of the Buyer Parties, jointly and severally, will indemnify and hold harmless each of the Seller Parties, and their respective Representatives, shareholders, Subsidiaries and Affiliates (collectively, the “Seller Indemnified Persons”), and will reimburse the Seller Indemnified Persons for any Damages, arising from or in connection with:

(a)           The failure by the Buyer to complete the purchase of the Shares as provided herein, upon satisfaction or waiver of the conditions set forth in Article VI, it being understood that the Damages which the Seller Parties may recover upon such failure shall not include any consequential damages resulting from such failure to complete such purchase;

(b)           Any breach of any representation or warranty made by any Buyer Party in this Agreement, in any certificate delivered by any Buyer Party pursuant to this Agreement or in any other Ancillary Agreement;

(c)           Any breach of any covenant or obligation of any Buyer Party in this Agreement, in any certificate delivered by any Buyer Party pursuant to this Agreement, or in any other Ancillary Agreement;

(d)           Any Assumed Liabilities; or

(e)           The ownership of the Owned Real Property, the Shares or the Company or the conduct or operations of the Company or the Business from and after the Closing, except with respect to the Excluded Liabilities.

Section 9.4            Limitations on Amount – the Seller Parties.

(a)           The Seller Parties will have no liability with respect to claims under Section 9.2 until the total of all Damages with respect to such matters exceeds $400,000 (the “Basket Amount”) and then only for the amount by which such Damages exceed the Basket Amount. The Seller Parties will have no liability for claims and/or Damages arising under this Agreement or the transactions contemplated hereby to the extent such claims and/or Damages exceed $3,000,000 (the “Indemnification Cap”). Notwithstanding anything to the contrary herein, neither the Basket Amount nor the Indemnification Cap shall apply (and there shall be no limit of liability) to Damages resulting from (i) a breach of the Seller Fundamental Reps, (ii) claims under Section 9.2(b) or (c) or (iii) any intentional breach by any Seller Party of any covenant or obligation set forth in this Agreement, in any certificate delivered by any Seller Party pursuant to this Agreement, or in any other Ancillary Agreement; provided, however, that the maximum liability of the Seller Parties for Damages resulting from a breach of the Seller Fundamental Reps shall be capped at an amount equal to the Aggregate Purchase Price, as adjusted pursuant to Section 2.4.

(b)           Notwithstanding anything to the contrary in this Agreement, (i) the amount of any Liabilities of the Seller Parties for claims under Section 9.2(a) relating to a breach of the representations and warranties set forth in Section 3.12 shall be reduced by the balance on the Closing Date of any state or federal net operating loss carryover of the Company that are allowable under applicable Law to offset any Tax liability of the Buyer Parties resulting from the matters giving rise to such breach of the representations and warranties set forth in Section 3.12, and (ii) the amount of any Liabilities of the Seller Parties for claims under Section 9.2(a) relating to a breach of the representations and warranties set forth in Section 3.12(k) shall be limited to the present value amount of the Damages measured as of the Closing Date, based on the foregone expected usage of the state or federal net operating loss carryover of the Company existing as of Closing and the expected timing of such use.

Section 9.5            Limitations on Amount – the Buyer Parties. The Buyer Parties will have no liability with respect to claims under Section 9.3 until the total of all Damages with respect to such matters exceeds the Basket Amount and then only for the amount by which such Damages exceed the Basket Amount. The Buyer Parties will have no liability for claims and/or Damages arising under this Agreement or the transactions contemplated hereby to the extent such claims and/or Damages exceed the Indemnification Cap. Notwithstanding anything to the contrary herein, neither the Basket Amount nor the Indemnification Cap shall apply (and there shall be no limit of liability) to Damages resulting from (i) a breach of the Buyer Fundamental Reps, (ii) claims under Section 9.3(a), (c) or (d) or (iii) any intentional breach by any Buyer Party of any covenant or obligation set forth in this Agreement, in any certificate delivered by any Buyer Party pursuant to this Agreement, or in any other Ancillary Agreement; provided, however, that the maximum liability of the Buyer Parties for Damages resulting from a breach of the Buyer Fundamental Reps shall be capped at an amount equal to the Aggregate Purchase Price, as adjusted pursuant to Section 2.4.

Section 9.6            Time Limitations.

(a)           Subject to the last sentence of Section 9.1, if the Closing occurs, the Seller Parties will have liability with respect to any breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date, or (ii) a representation or warranty (other than (A) those in Section 3.12 or 3.19, as to which a claim may be made within the applicable statute of limitations, and (B) the Seller Fundamental Reps (other than Section 3.12), as to which a claim may be made at any time, only if, on or before the date that is one (1) year after the Closing Date, any Buyer Indemnified Person notifies the Seller Parties of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by such Buyer Indemnified Person.

(b)           If the Closing occurs, the Buyer Parties will have liability with respect to any breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date, or (ii) a representation or warranty (other than the Buyer Fundamental Reps, as to which a claim may be made at any time), only if, on or before the date that is one (1) year after the Closing Date, any Seller Indemnified Person notifies the Buyer Parties of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by such Seller Indemnified Person.

Section 9.7            Third-Party Claims.

(a)           Promptly after receipt by a Person entitled to indemnity under Section 9.2 or 9.3 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such

Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b)           If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 9.7(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article IX for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person, and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent.

(c)           Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld, delayed or conditioned).

(d)           With respect to any Third-Party Claim subject to indemnification under this Article IX, (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Legal Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(e)           With respect to any Third-Party Claim subject to indemnification under this Article IX, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Evaluation Material and the attorney-client and work-product privileges. In connection therewith, each party agrees that (i) it will use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Evaluation Material (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

Section 9.8            Other Claims.  A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

Section 9.9            Injunctive Relief and Specific Performance; Exclusive Remedy.

(a)           In view of the irreparable harm and damage which would be likely to be incurred by any of the Seller Parties or the Buyer Parties in the event that another Party should fail to perform its obligation to purchase or sell the Shares as provided herein, upon satisfaction or waiver of the conditions set forth in Article VI or VII, as applicable, the Seller Parties or the Buyer Parties shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any breach, or threatened breach, by a Seller Party or a Buyer Party of such obligation, in addition to all other remedies available to the Seller Parties or the Buyer Parties under this Agreement, at law or in equity.

(b)           Except as provided in Section 8.2 and Section 9.9(a), or in the case of fraud by any Party or any breach of any representation or warranty of which breach the Party making such representation and warranty had actual knowledge at the time it made such representation and warranty, the indemnification provisions set forth in this Article IX shall provide the exclusive remedy for breach of any representation or warranty set forth in this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.1         Expenses.  Except as otherwise provided in this Agreement, each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expense of its Representatives, including but not limited to any fees and expenses incurred in connection with the matters provided for in Sections 2.3 and 2.4 except as otherwise provided in Section 2.3(c). The Seller Parties shall pay all fees and expenses incurred by the Company prior to Closing in connection with the transactions contemplated hereunder. If this Agreement is terminated, the obligation of each Party to pay its own fees and expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

Section 10.2         Notices; Designation of Contacts.  All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address or facsimile number or person as a party may designate by notice to the other parties):

Parent and Seller:

Fleetwood Enterprises, Inc.

3125 Myers Street

Riverside, California 92503

Attention: Leonard J. McGill, Esq.

Senior Vice President, General Counsel and Secretary

Fax no.: (951) 977-2097

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough, L.L.P.

151 Meeting Street, Suite 600

Charleston, South Carolina 29401-2239

Attention: Michael D. Bryan, Esq.

Fax no.: (843) 720-4349

Buyer:

FTCA, LLC

c/o Blackstreet Capital Advisors, LLC

4800 Montgomery Lane, Suite 940

Bethesda, MD 20814

Attention:  Murry N. Gunty

Fax no.: (240) 223-1331

With a copy (which shall not constitute notice) to:

Patton Boggs LLP

2550 M Street, NW

Washington, DC 20037

Attention: Douglas C. Boggs

Fax no.: (202) 457-6315

Real Property Buyer:

FTCA Real Estate, LLC

c/o Blackstreet Capital Advisors, LLC

4800 Montgomery Lane, Suite 940

Bethesda, MD 20814

Attention:  Murry N. Gunty

Fax no.: (240) 223-1331

With a copy (which shall not constitute notice) to:

Patton Boggs LLP

2550 M Street, NW

Washington, DC 20037

Attention: Douglas C. Boggs

Fax no.: (202) 457-6315

Section 10.3         Jurisdiction; Service of Process.  Solely for any Legal Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby, the Parties agree that such Legal Proceeding may be brought in the courts of the State of Delaware, County of New Castle, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court and agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby in any other court. The Parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Legal Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

Section 10.4         Waiver.  Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 10.5         Entire Agreement and Modification. This Agreement, the Ancillary Agreements and the Confidentiality Agreement supersede all prior agreements, whether written or oral, between the parties with respect to the subject matter hereof and constitutes (along with the Schedules, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Party to be charged with the amendment.

Section 10.6         Disclosure Schedule.

(a)           The information in the Disclosure Schedule constitutes (i) exceptions to particular representations, warranties, covenants and obligations of the Seller Parties as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Schedule (other than an exception set forth in the Disclosure Schedule), the statements in this Agreement will control.

(b)           Matters listed once on the Disclosure Schedule shall be deemed disclosed with reference to all sections, subparts and subdivisions of the Disclosure Schedule and all Sections of Article III of this Agreement.

(c)           Any capitalized and undefined term used in the Disclosure Schedule shall have the same meaning assigned to such term herein.

(d)           Unless expressly labeled within the Disclosure Schedule as being “material,” the description or listing of a matter, event or thing within the Disclosure Schedule (whether in response for a description or listing of material items or otherwise) shall not be deemed an admission or acknowledgment that such matter, event or thing is “material” for purposes of determining termination or indemnification based on materiality.

(e)           Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

Section 10.7         Assignments, Successors and Third-Party Rights. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties except that the Buyer Parties may collaterally assign their rights under this Agreement to a third party lender of the Buyer Parties and/or the Company. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Except as set forth in the first sentence of this Section 10.7, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 10.7.

Section 10.8         Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 10.9         Interpretation.

(a)           In this Agreement, unless a clear contrary intention appears:

(i)            the singular number includes the plural number and vice versa,

(ii)           reference to any Person includes such Person’s successors and assigns, but only to the extent that such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually,

(iii)          reference to any gender includes each other gender,

(iv)          reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof,

(v)           reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision,

(vi)          “herein,” “hereby,” “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof,

(vii)         “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term,

(viii)        “or” is used in the inclusive sense of “and/or,”

(ix)           with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding,” and

(x)            references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)           Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c)           This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

Section 10.10       Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 10.11       Governing Law.  This Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law.

Section 10.12       Execution of Agreement.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

Section 10.13       Confidentiality Agreement.  Each of the Parties hereby acknowledges receipt of a copy of the Confidentiality Agreement. Each of the Buyer Parties hereby joins as a party to the Confidentiality Agreement and agrees to be bound by and comply in all respects with the terms and conditions of the Confidentiality Agreement as if and to the same extent as if such Buyer Party was a party thereto, with all of the duties and obligations of Blackstreet Capital Advisors LLP thereunder. The Parties hereby agree that the Confidentiality Agreement shall continue in full force and effect in accordance with its terms notwithstanding the execution of this Agreement and the consummation of the transactions contemplated hereby and the Ancillary Agreements, except that the term “Evaluation Material” therein shall be deemed to include information provided by the Parties to each other pursuant to terms of this Agreement and in connection with the transactions contemplated hereby.

IN WITNESS WHEREOF, this Agreement is effective as of the date first written above.

FLEETWOOD ENTERPRISES, INC.

By:	/s/ Elden L. Smith

Title:	President & CEO

FLEETWOOD HOLDINGS, INC.

By:	/s/ Elden L. Smith

Title:	President & CEO

FTCA, LLC

By:	/s/ Murry N. Gunty

Title:	Manager

FTCA REAL ESTATE, LLC

By:	/s/ Aldus H. Chapin

Title:	Secretary

List of Omitted Exhibits and Schedules

Exhibit A	License Agreement

Exhibit B	Agreement of Sale and Purchase

Schedule 5.24	Disclosure Schedule